Filed Pursuant to Rule 424(b)(2)
Registration No.: 333-131064

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 31, 2006)

3,500,000 Shares

ORMAT TECHNOLOGIES, INC.

COMMON STOCK

We are offering 3,500,000 shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol ‘‘ORA’’. The last reported sale price of our common stock on the New York Stock Exchange on April 4, 2006 was $36.20 per share.

Investing in our common stock involves risk. See ‘‘Risk Factors’’ on page S-12 of this prospectus supplement.

	Per Share	Total
Public offering Price	$35.500	$124,250,000
Underwriting discounts and commissions	$1.686	$5,901,000
Proceeds to us (before expenses)	$33.814	$118,349,000

We have granted the underwriters a 30-day option to purchase up to an additional 525,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 3,500,000 shares of common stock in this offering. See ‘‘Underwriting’’.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the common stock on or about April 10, 2006.

Joint Book-Running Managers

LEHMAN BROTHERS	GOLDMAN, SACHS & CO.

Joint Lead Manager

CITIGROUP

HSBC	RBC CAPITAL MARKETS	DUNDEE SECURITIES

April 4, 2006

PROSPECTUS SUPPLEMENT

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the section entitled ‘‘Where You Can Find More Information.’’

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, these shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of shares of our common stock.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to ‘‘Ormat’’, ‘‘the Company’’, ‘‘we’’, ‘‘us’’, ‘‘our Company’’ or ‘‘our’’ refer to Ormat Technologies, Inc. and its consolidated subsidiaries, except where it is clear that such terms refer to Ormat Technologies, Inc. only. ‘‘Ormat Industries’’ refers to Ormat Industries, Ltd., the parent company of Ormat Technologies, Inc.

 NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference to this prospectus supplement and prospectus may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the ‘‘Securities Act’’), and Section 21E of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’). Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to this prospectus supplement and prospectus, the words ‘‘believe’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘estimate’’, ‘‘expect’’, ‘‘will’’, ‘‘should’’, ‘‘may’’ and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to this prospectus supplement and prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations or may affect the value of our common stock include, but are not limited to:

•	significant considerations and risks discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference to this prospectus supplement and prospectus;

•	operating risks, including equipment failures and the amounts and timing of revenues and expenses;

ii

•	geothermal resource risk (such as the heat content of the reservoir, useful life and geological formation);

•	environmental constraints on operations and environmental liabilities arising out of past or present operations, including the risk that we may not have, and in the future may be unable to procure, any necessary permits or other environmental authorization;

•	construction or other project delays or cancellations;

•	financial market conditions and the results of financing efforts;

•	political, legal, regulatory, governmental, administrative and economic conditions and developments in the United States and other countries in which we operate;

•	the enforceability of the long-term power purchase agreements for our projects;

•	contract counterparty risk;

•	weather and other natural phenomena;

•	the impact of recent and future federal, state and local regulatory proceedings and changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and incentives for the production of renewable energy in the United States and elsewhere, changes in environmental and other laws and regulations to which our Company is subject, as well as changes in the application of existing laws and regulations;

•	current and future litigation;

•	our ability to successfully identify, integrate and complete acquisitions;

•	competition from other similar geothermal energy projects, including any such new geothermal energy projects developed in the future, and from alternative electricity producing technologies;

•	the effect of and changes in economic conditions in the areas in which we operate;

•	market or business conditions and fluctuations in demand for energy or capacity in the markets in which we operate;

•	the direct or indirect impact on our company’s business resulting from terrorist incidents or responses to such incidents, including the effect on the availability of and premiums on insurance; and

•	the effect of and changes in current and future land use and zoning regulations, residential, commercial and industrial development and urbanization in the areas in which we operate.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, which are described under ‘‘Where You Can Find More Information’’ below in this prospectus supplement.

Our Business

We are a leading vertically integrated company engaged in the geothermal and recovered energy power business. We design, develop, build, own and operate clean, environmentally friendly geothermal power plants, and we also design, develop and build, and plan to own and operate, recovered energy-based power plants, in each case using equipment that we design and manufacture. We conduct our business activities in two business segments. In our Electricity Segment, we develop, build, own and operate geothermal power plants in the United States and other countries around the world and sell the electricity they generate. In our Products Segment, we design, manufacture and sell equipment for geothermal and recovered energy-based electricity generation, remote power units and other power generating units and provide services relating to the engineering, procurement, construction, operation and maintenance of geothermal and recovered energy power plants.

All of the projects that we currently own or operate produce electricity from geothermal energy sources. Geothermal energy is a clean, renewable and generally sustainable form of energy derived from the natural heat of the earth. Unlike electricity produced by burning fossil fuels, electricity produced from geothermal energy sources is produced without emissions of certain pollutants such as nitrogen oxide, and with far lower emissions of other pollutants such as carbon dioxide. Therefore, electricity produced from geothermal energy sources contributes significantly less to local and regional incidences of acid rain, and global warming than energy produced by burning fossil fuels. Geothermal energy is also an attractive alternative to other sources of energy as part of a national diversification strategy to avoid dependence on any one energy source or politically sensitive supply sources.

In addition to our geothermal energy business, we have developed and continue to develop products that produce electricity from recovered energy or so-called ‘‘waste heat’’. We are also constructing new recovered energy projects to be owned and operated by us. Recovered energy or waste heat represents residual heat that is generated as a by-product of gas turbine-driven compressor stations and in a variety of industrial processes, such as cement manufacturing, and is not otherwise used for any purpose. Such residual heat, that would otherwise be wasted, is captured in the recovery process and is used by recovered energy power plants to generate electricity without burning additional fuel and without emissions.

Our Power Generation Business

We own or control, and operate geothermal projects in the United States, Guatemala, Kenya, Nicaragua, and the Philippines and continue to pursue opportunities to acquire and develop similar projects throughout the world. Most of our projects are located in regions where there is, or is expected to be, demand for additional generating capacity. We increased our net ownership interest in generating capacity by 21 MW between December 31, 2004 and December 31, 2005, of which 13 MW was attributable to the construction of the Burdette (formerly called Galena) geothermal power plant in Nevada and 9 MW was attributable to increased generating capacity of our existing geothermal power plants resulting from improvements to the geothermal well fields of some of our existing projects. We experienced a 1 MW reduction in generating capacity at our Momotombo project as a result of mechanical problems in one of the project’s wells.

In the year ended December 31, 2005, revenues from our electricity segment were $177.4 million, constituting approximately 74.5% of our total revenues in 2005. Revenues from the sale of electricity by our domestic projects were $155.7 million, constituting approximately 87.8% of our total revenues from the sale of electricity, and revenues from the sale of electricity by our foreign projects were $21.7 million, constituting approximately 12.2% of our total revenues from the sale of electricity.

The table below summarizes key information relating to our projects that are currently in operation, under construction and/or subject to enhancement.

Project	Location	Ownership	Commercial Operation Date	Generating Capacity in MW(1)		Power Purchaser	Contract Expiration
Projects in Operation
Domestic
Ormesa	East Mesa, California	100%	1986/1987	47		Southern California Edison Company	2017/2018
Heber Complex	Heber, California	100%	1985/1993	76	(20)	Southern California Edison Company and Southern California Power Public Authority	2015/2023/2031
Steamboat Complex(17)	Steamboat, Nevada	100%	1986/1988/ 1992/2006	47		Sierra Pacific Power Company	2006/2018/ 2022/2026
Mammoth(2)	Mammoth Lakes, California	50%	1984/1990	25		Southern California Edison Company	2014/2020
Puna	Puna, Hawaii	100%	1993	30		Hawaii Electric Light Company	2027
Brady	Churchill County, Nevada	100%	1985/1992	20		Sierra Pacific Power Company	2022
Steamboat Hills	Steamboat, Nevada	100%	1988	6		Sierra Pacific Power Company	2018
Total Domestic Projects in Operation				251
Foreign
Leyte(2)	Philippines	80%	1997	49		PNOC — Energy Development Corporation	2007(18)
Momotombo(2)	Nicaragua	100%	mid 1980’s	27		DISNORTE/DISSUR	2014
Zunil(2)	Guatemala	71.8%	1999	24		Instituto Nacional de Electricidad	2019
Olkaria III	Kenya	100%	2000	13		Kenya Power and Lighting Co. Ltd.	2020(3)
Total Foreign Projects in Operation				113
Total Projects in Operation				364
Projects under Construction and Enhancement
Desert Peak 2	Churchill County, Nevada	100%	2006(4)	15		Nevada Power Company	N/A(6)
Galena 2(19)	Churchill County, Nevada	100%	2006(5)	10		Sierra Pacific Power Company	N/A(6)
OREG 1 (14)	North and South Dakota	100%	2006(5)	22		Basin Electric Power Cooperative	N/A(12)

Project	Location	Ownership	Commercial Operation Date	Generating Capacity in MW(1)		Power Purchaser	Contract Expiration
OrSumas(14)	Washington State	100%	2007(5)	5		Puget Sound Energy	N/A(13)
Heber Complex:
Heber 1	Heber, California	100%	2006	3	(9)	Southern California Edison Company	2015
Gould	Heber, California	100%	2006	6	(10)	Southern California Public Power Authority	2031
Steamboat Hills	Steamboat Hills, Nevada	100%	2006(5)	5		Sierra Pacific Power Company	2018
Mammoth	Mammoth Lakes, California	50%	2006	4		Southern California Edison Company	2014/2020
Ormesa	East Mesa, California	100%	2006(5)	10		N/A(11)	N/A
Imperial Valley(8)	East Mesa, California	100%	2007/2008(5)	10		N/A	N/A
Puna(8)	Puna, Hawaii	100%	2007/2008(5)	8	(11)	N/A	N/A
Amatitlan	Guatemala	100%	2006(5)	20		Instituto Nacional de Electricidad	N/A(7)
Olkaria III Phase II	Kenya	100%	2007/2008(5)	35		Kenya Power and Lighting Co. Ltd.	N/A(15)
Momotombo	Nicaragua	100%	2006	5	(16)	DISNORTE/ DISSUR	2014
Total Projects under Construction and Enhancement				158

(1)	References to generating capacity refer to the gross capacity less auxiliary power, in the case of all of our existing domestic projects and the Momotombo and Olkaria III projects (two of our foreign projects), and to the generating capacity that is subject to the ‘‘take or pay’’ power purchase agreements in the case of the Leyte and Zunil projects (another two of our foreign projects). We derive the generating capacity figures from available historical operational data of our operating projects. In the case of projects under construction and enhancement, references to generating capacity refer to the amount of gross capacity less auxiliary power that we expect will be available after completion of such construction or enhancement, based on detailed geothermal reservoir and plant, technical and engineering modeling and testing. This column represents the generating capacity of the project, not our net ownership in such generating capacity.

In any given year, the actual power generation of a particular project may differ from that project’s generating capacity due to operational issues affecting performance during that year. In 2005, the total actual power generation of our projects was 341 MW. Of the difference from the total generating capacity of 364 MW, 6 MW was due to operational factors discussed elsewhere in the documents incorporated by reference herein, and another 17 MW was due to the coming on line of additional generation capacity from projects under construction or enhancement at the end of 2005 and in the beginning of 2006 as well.

(2)	We own and operate all of our projects, except the Momotombo project in Nicaragua, which we do not own but which we control and operate through a concession arrangement with the Nicaraguan government, and the Mammoth project, the Leyte project and the Zunil project, in which we have a 50%, 80% and 71.8% ownership, respectively. On March 13, 2006, we increased our ownership interest in the Zunil project from 21% to 71.8%.

(3)	The power purchase agreement for the Olkaria III project will expire in 2020 or, if Phase II of the project is constructed and completed, 20 years from the completion of such Phase II. Phase II of this project involves a proposed construction of additional facilities that we expect would add approximately 35 MW of generating capacity to this project.

(4)	Projected second quarter of 2006.

(5)	Projected.

(6)	The power purchase agreement will expire 20 years from the January 1 immediately following the commercial operation date.

(7)	The power purchase agreement will expire at the later of 20 years from the commencement of commercial operations or 23 years from the commencement of construction works.

(8)	These projects are in their early engineering stage.

(9)	We expect to sell an additional 3 MW of generation from Heber 1 under the existing power purchase agreement with Southern California Edison Company.

(10)	Currently we sell 4 MW from the Gould project under our existing 25-year power purchase agreement with Southern California Power Public Authority, and we expect to commence selling the additional 6 MW in the second quarter of 2006.

(11)	We are currently negotiating with a third party for the sale of this additional output.

(12)	The power purchase agreement will expire on September 30, 2031.

(13)	The power purchase agreement will expire 20 years from the January 1 immediately following the commercial operation date.

(14)	These are recovered energy projects.

(15)	We are currently finalizing with a Kenyan utility an amendment to the power purchase agreement for this additional capacity.

(16)	We expect to add 5 MW during 2006 to be sold under the existing power purchase agreement.

(17)	The Steamboat Complex includes the Steamboat 1 and 1A projects, the Steamboat 2 and 3 projects and the new Burdette project, which started to deliver electricity to Sierra Pacific Power Company in the fourth quarter of 2005.

(18)	The Leyte project will be transferred to the power purchasing utility in September 2007 for no consideration. This will reduce our foreign generation capacity by 49 MW.

(19)	Formerly Desert Peak 3.

(20)	Includes 4 MW from the Gould project. In addition, in the beginning of 2006, we added 3 MW to the Heber Complex, which is used to replace power for auxiliary purposes that we purchased from a third party.

Our Products Business

We design, manufacture and sell products for electricity generation and provide the related services described below. Generally, we manufacture products only against customer orders and do not manufacture products for our own inventory.

Power Units for Geothermal Power Plants. We design, manufacture and sell power units for geothermal electricity generation, which we refer to as Ormat Energy Converters or OECs. Our customers include contractors and geothermal plant owners and operators. We recently sold one of our OEC units with a gross output of approximately 7 MW to the Aydin Salavatli power plant in Turkey.

Power Units for Recovered Energy-Based Power Generation. We design, manufacture and sell power units used to generate electricity from recovered energy or so-called ‘‘waste heat’’ that is generated as a residual by-product of gas turbine-driven compressor stations and a variety of industrial processes, such as cement manufacturing, and is not otherwise used for any purpose. Our existing and target customers include interstate natural gas pipeline owners and operators, gas processing plant owners and operators, cement plant owners and operators, and other companies engaged in other energy-intensive industrial processes. We have installed one of our recovered energy-based generation units at Enterprise Product’s Neptune gas processing plant in Louisiana. We recently signed a supply contract with UltraTech Cement Ltd. in Mumbai, India for the supply of one OEC for a new Recovered Energy Generation (REG) power plant.

Remote Power Units and other Generators. We design, manufacture and sell fossil fuel powered turbo-generators with a capacity ranging between 200 watts and 5,000 watts, which operate unattended in extreme climate conditions, whether hot or cold. Our customers include contractors installing gas pipelines in remote areas. In addition, we design, manufacture and sell generators for various other uses, including heavy duty direct current generators. We have begun to supply remote power units to be installed on the Sakhalin pipeline in Russia.

Engineering, Procurement and Construction (EPC) of Power Plants. We engineer, procure and construct, as an EPC contractor, geothermal and recovered energy power plants on a turnkey basis, using power units we design and manufacture. Our customers are geothermal power plant owners as well as the same customers described above that we target for the sale of our power units for recovered energy-based power generation. Unlike many other companies that provide EPC services, we have an advantage in that we are using our own manufactured equipment and thus have better control over the timing and delivery of required equipment and its costs. Recent examples of our construction activities include the design and construction of the Mokai and Wairakei geothermal power plants, which we recently completed in New Zealand. Additional plants are currently under construction, including the San Miguel geothermal plant in the Azores and the Alliance REG plant in Canada.

Operation and Maintenance of Power Plants. We provide operation and maintenance services for geothermal power plants.

In the year ended December 31, 2005, our revenues from our products business were $60.6 million, constituting approximately 25.5% of our total revenues.

Our Competitive Strengths

Competitive Assets. Our assets are competitive for the following reasons:

•	Contracted Generation. All of the electricity generated by our geothermal power plants is currently sold pursuant to long-term power purchase agreements, providing generally predictable cash flows.

•	Baseload Generation. All of our geothermal power plants supply a part of the baseload capacity of the electric system in their respective markets, meaning that they operate to serve all or a part of the minimum power requirements of the electric system in such market on an around-the-clock basis. Because our projects supply a part of the baseload needs of the respective electric system and are only marginally weather dependent, we have a competitive advantage over other renewable energy sources, such as wind power, solar power or hydro-electric power (to the extent dependent on precipitation), which compete with us to meet electric utilities’ renewable portfolio requirements but which cannot serve baseload capacity because of the weather dependence and thus intermittent nature of these other renewable energy sources.

•	Competitive Pricing. Geothermal power plants, while site specific, are economically feasible to develop, construct, own and operate in many locations, and the electricity they generate is generally price competitive as compared to electricity generated from fossil fuels or other renewable sources under existing economic conditions and existing tax and regulatory regimes.

Growing Legislative Demand for Environmentally-Friendly Renewable Resource Assets. All of our currently operating projects produce electricity from geothermal energy sources. Geothermal energy is a clean, renewable and generally sustainable energy source. Unlike electricity produced by burning fossil fuels, electricity produced from geothermal energy sources is produced without emissions of certain pollutants such as nitrogen oxide, and with far lower emissions of other pollutants such as carbon dioxide. Such clean and sustainable characteristics of geothermal energy give us a competitive advantage over fossil fuel-based electricity generation as countries increasingly seek to balance environmental concerns with demands for reliable sources of electricity.

High Efficiency from Vertical Integration. Unlike any of our competitors in the geothermal industry, we are a fully-integrated geothermal equipment, services and power provider. We design, develop and manufacture most of the equipment we use in our geothermal power plants. Our intimate knowledge of the equipment that we use in our operations allows us to operate and maintain our projects efficiently and to respond to operational issues in a timely and cost-efficient manner. Moreover, given the efficient communications among our subsidiary that designs and manufactures the products we use in our operations and our subsidiaries that own and operate our projects, we are able to quickly and cost effectively identify and repair mechanical issues and to have technical assistance and replacement parts available to us as and when needed.

Highly Experienced Management Team. We have a highly qualified senior management team with extensive experience in the geothermal power sector. Key members of our senior management team have worked in the power industry for most of their careers and average over 20 years of industry experience.

Technological Innovation. We own or have rights to use more than 70 patents relating to various processes and renewable resource technologies. All of our patents are internally developed and therefore costs related thereto are expensed as incurred. Our ability to draw upon internal resources from various disciplines related to the geothermal power sector, such as geological expertise relating to reservoir management, and equipment engineering relating to power units, allows us to be innovative in creating new technologies and technological solutions.

No Exposure to Fuel Price Risk. A geothermal power plant does not need to purchase fuel (such as coal, natural gas, or fuel oil) in order to generate electricity. Thus, once the geothermal reservoir has been identified and estimated to be sufficient for use in a geothermal power plant and the drilling of wells is complete, the plant is not exposed to fuel price or fuel delivery risk.

Recent Developments

•	On March 13, 2006, one of our wholly-owned subsidiaries acquired an additional 50.8% (49.28% on a fully diluted basis assuming the exercise of an option by a third party) partnership interest in Orzunil I de Electricidad, Limitada (Orzunil), which owns the Zunil project in Guatemala. Our subsidiary increased its existing 21.0% ownership interest in the Zunil Project to 71.8% (69.67% on a fully diluted basis assuming the exercise of an option by a third party). The purchase price was $14.8 million.

•	On February 13, 2006, one of our wholly owned subsidiaries entered into a $7.7 million agreement with Tauropaki Power Company of New Zealand for the sale of one air-cooled OEC unit. This OEC unit will be used to expand the generating capacity of the existing Mokai geothermal power plant located near Lake Taupo in New Zealand, and is expected to be supplied within 12 months from the contract date.

•	On January 25, 2006, one of our wholly owned subsidiaries, OrSumas LLC, entered into a 20-year power purchase agreement with Puget Sound Energy for the supply of power from a REG facility, which will be located adjacent to the Sumas Compressor Station of Northwest Pipeline Inc. in Sumas, Washington State. The facility is expected to begin commercial operations in the fourth quarter of 2007 or the first quarter of 2008 and is expected to have a generating capacity of 5 MW.

•	On January 17, 2006, we filed a universal shelf registration statement on Form S-3, which was declared effective by the SEC on January 31, 2006. The shelf registration statement provides us with the opportunity to issue various types of securities, including debt securities, common stock, warrants and units of our company, from time to time for a period of three years, in one or more offerings up to a total dollar amount of $1 billion. Pursuant to the shelf registration statement, we may periodically offer one or more of the registered securities in amounts, at prices, and on terms to be announced when, and if, the securities are offered. At the time any offering is made under the shelf registration statement, the offering specifics will be set out in a prospectus supplement.

•	On January 13, 2006, one of our subsidiaries entered into a supply agreement in the amount of $2.4 million with ICQ Energetica s.r.l. (ICQ) in Italy for the supply of OEC systems for REG Plants.

•	On December 8, 2005, we entered into new definitive 25-year power purchase agreements with Southern California Public Power Authority for the Heber complex, and we began to make deliveries pursuant to this power purchase agreement in the first quarter of 2006.

•	On December 8, 2005, our wholly owned subsidiary, OrCal Geothermal Inc. (OrCal), which owns the Heber 1, Heber 2, and Gould projects, completed the issuance of $165.0 million 6.21% Senior Secured Notes pursuant to an exempt offering under Rule 144A and Regulation S of the Securities Act of 1933.

•	On November 14, 2005, we completed the construction of the Burdette project, which is the first geothermal power plant constructed in Nevada following the passage of the Nevada Renewable Portfolio Standards (RPS) legislation. We reached commercial operation on February 28, 2006.

•	On September 8, 2005, one of our subsidiaries entered into a $4.4 million supply contract with UltraTech Cement Ltd. in Mumbai, India for the supply of one OEC for a new REG power plant. The equipment is to be supplied within 14 months from the contract date.

•	On June 30, 2005, our wholly-owned subsidiary, Puna Geothermal Ventures (PGV) completed the re-drilling of an existing production well, and in November 2005 completed the drilling of an additional injection well at the Puna project. These wells increased net generating capacity of the power plant by approximately 5 MW, bringing the total net generating capacity to approximately 30 MW.

•	On June 20, 2005, our 25-year power purchase agreement with Basin Electric Power Cooperative became effective, pursuant to which we will supply approximately 22 MW from REG power plants. The power plants are to be constructed between 15 and 18 months from the effectiveness of the power purchase agreement. The power plants will be constructed on gas compressor stations along the Northern Border natural gas pipeline in North and South Dakota.

•	On June 1, 2005, two of our subsidiaries entered into supply and construction contracts with Alliance Pipeline Limited Partnership in Western Canada for an Ormat REG power plant in the amount of approximately $9.1 million. The power plant will have design capacity of 5 MW net and will utilize recovered waste heat from gas turbines driving compressors on the natural gas pipeline.

•	On May 19, 2005, PGV completed a refinancing of the cost of the June 2004 acquisition of the Puna geothermal power plant located on the Big Island of Hawaii. A secondary stage of the lease transaction, which is refinancing two new geothermal wells that PGV drilled in the second half of 2005, was completed on December 30, 2005.

•	On April 2005, we waived the receipt of a letter from the Kenyan government that would have supported the payment obligations of Kenya Power and Lighting Co. Ltd. (KPLC) as a necessary prerequisite for proceeding with Phase II of the Olkaria III project in Kenya and therefore did not provide a notice of cancellation of Phase II to KPLC. We have recently held discussions with the Kenyan goverment and KPLC regarding, among other things, the construction of Phase II. Upon implementation, we expect Phase II to add 35 MW in generating capacity to the current Olkaria III project. Under existing documentation for the Olkaria III project, our subsidiary was required to construct Phase II and to reach commercial operations by May 31, 2007, which we refer to as, the completion date, in order to avoid financial penalties, or by April 17, 2008, at the latest, to avoid termination of the entire power purchase agreement. We have reached an agreement with KPLC, subject to execution of a definitive agreement and regulatory approval, to amend the power purchase agreement, pursuant to which the tariff under the Phase II contract will be reduced, KPLC will be required to provide a letter of credit to secure their payment obligations, the completion date will be extended to December 2007 if the definitive agreements are entered into and the letter of credit is opened until April 1, 2006.

•	On February 14, 2005, two of our subsidiaries entered into a contract in the total amount of Euro 19.2 million for the supply of equipment and construction of a geothermal power plant on Sao Miguel Island in the Azores.

Our Executive Office

Our principal executive office is located at 980 Greg Street, Sparks, Nevada 89431. Our telephone number is (775) 356-9029.

The Offering

Issuer	Ormat Technologies, Inc.

Common stock offered	3,500,000 shares.

Underwriter's option to Purchase Additional Shares	525,000 shares.

Common stock to be outstanding after the offering	35,062,496 shares.[1]

Use of proceeds	We expect to use the aggregate net proceeds from this offering for our general corporate purposes and those of our consolidated subsidiaries, which may include construction of geothermal and recovered energy generation power plants and other investments, and financing possible acquisitions. We have no present understanding or agreement relating to any specific acquisition. Accordingly, management will have significant flexibility in applying the net proceeds of the offering. See ‘‘Use of Proceeds.’’

Trading symbol	Our common stock is listed on the New York Stock Exchange under the symbol ‘‘ORA’’.

Current indicated quarterly dividend	$0.04 per share. See ‘‘Common Stock Price Range and Dividends’’ below for information about historical dividends paid per share of common stock. For information about our dividend policy. See ‘‘Dividend Policy’’ below.

Risk Factors	Your investment in our common stock will involve risks. You should carefully consider the information referred to in the section entitled ‘‘Risk Factors’’ and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including information under the heading ‘‘Note Regarding Forward-Looking Statements’’, before deciding whether to purchase our common stock.

[1]	Except as otherwise indicated, all common stock information in this prospectus supplement is based on the number of shares of common stock outstanding on April 4, 2006, and excludes (a) 235,800 shares issuable upon the exercise of stock options that are outstanding as of the date hereof at a weighted exercise price of $15.54 per share, (b) 1,014,200 shares of our common stock reserved for future issuance under our 2004 Incentive Compensation Plan, and (c) 525,000 shares of common stock subject to the option granted to the underwriters to purchase additional securities in this offering if the underwriters sell more than 3,500,000 shares.

 SELECTED FINANCIAL DATA

The following tables set forth our selected consolidated financial data for the years ended and at the dates indicated. The selected financial information was prepared in accordance with accounting principles generally accepted in the United States of America. The statement of operations data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001, and the balance sheet data as of December 31, 2005, 2004 and 2003 were derived from our audited consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. These historical results are not necessarily indicative of results to be expected from any future period. The unaudited pro forma balance sheet data as of December 31, 2005 gives effect to the receipt of the estimated net proceeds of the offering as described under "Use of Proceeds". You should read the following selected financial data along with the consolidated financial statements and related notes contained in our other filings with the Securities and Exchange Commission available as described under ‘‘Where You Can Find More Information’’ in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Statements of Operations Data:
Revenues:
Electricity Segment:
Energy and capacity	$33,956	$65,491	$77,752	$100,281	$104,975
Lease portion of energy and capacity	—	—	—	58,550	70,963
Lease income	—	—	—	—	1,431
Total Electricity Segment	33,956	65,491	77,752	158,831	177,369
Products Segment	13,959	20,138	41,688	60,399	60,623
Total revenues	47,915	85,629	119,440	219,230	237,992
Cost of revenues:
Electricty Segment:
Energy and capacity	12,536	33,482	46,726	63,300	70,328
Lease portion of energy and capacity	—	—	—	26,442	30,215
Lease expense	—	—	—	—	3,072
Total Electricity Segment	12,536	33,482	46,726	89,742	103,615
Products Segment	17,454	17,293	29,494	46,336	45,236
Total cost of revenues	29,990	50,775	76,220	136,078	148,851
Gross margin:	17,925	34,854	43,220	83,152	89,141
Operating expenses (income):
Research and development expenses	1,729	1,503	1,391	2,175	3,036
Selling and marketing expenses	6,535	6,051	7,087	7,769	7,876
General and administrative expenses	5,444	7,073	9,252	11,609	14,320
Gain on sale of geothermal resource rights	—	—	—	(845)	—
Operating income	4,217	20,227	25,490	62,444	63,909
Other income (expense):
Interest income	1,323	609	607	1,316	4,308
Interest expense	(4,333)	(6,179)	(8,120)	(42,785)	(55,317)
Foreign currency translation and transaction gain (loss)	305	(323)	(316)	(146)	(439)
Other non-operating income	300	1,195	464	112	512
Income from continuing operations before income taxes, minority interest and equity in income of investees	1,812	15,529	18,125	20,941	12,973
Income tax provision	(3,065)	(6,135)	(2,506)	(6,609)	(4,690)
Minority interest in earnings of subsidiaries	(645)	(1,194)	(519)	(108)	—
Equity in income of investees	166	314	559	3,567	6,894
Income (loss) from continuing operations	(1,732)	8,514	15,659	17,791	15,177

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in thousands, except per share data)
Discontinued operations:
Loss from operations of discontinued activities in Kazakhstan	(4,681)	(3,114)	—	—	—
Loss on sale of Kazakhstan operations	—	(6,444)	—	—	—
Income (loss) before cumulative effect of change in accounting principle	(6,413)	(1,044)	15,659	17,791	15,177
Cumulative effect of change in accounting principle (net of tax benefit of $125,000)	—	—	(205)	—	—
Net income (loss)	$(6,413)	$(1,044)	$15,454	$17,791	$15,177
Basic and diluted earnings (loss) per share:
Income from continuing operations	$(0.07)	$0.37	$0.67	$0.72	$0.48
Loss from discontinued operations	(0.20)	(0.41)	—	—	—
Cumulative effect of change in accounting principle	—	—	(0.01)	—	—
Net income (loss)	$(0.27)	$(0.04)	$0.66	$0.72	$0.48
Weighted average number of shares outstanding	23,214	23,214	23,214	24,806	31,563

	As of December 31,			As of December 31, 2005
	2002	2003	2004	Actual	Pro Forma
					(unaudited)
Balance Sheet Data (at end of year):
Cash and cash equivalents	$36,684	$8,873	$36,750	$26,976	$144,225
Working capital (deficit)	(79,853)	2,677	50,341	36,616	153,865
Property, plant and equipment, net (including construction-in process)	180,118	379,133	527,003	620,091	620,091
Total assets	287,378	543,138	850,088	914,480	1,031,729
Long-term debt (including current portion)	95,807	260,488	384,515	365,539	365,539
Notes payable to Parent (including current portion)	—	177,004	193,852	171,805	171,805
Stockholders' equity	27,837	36,975	167,914	182,259	299,508

 RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider these risks and other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we describe are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

Our financial performance depends on the successful operation of our geothermal power plants, which is subject to various operational risks.

Our financial performance depends on the successful operation of our subsidiaries’ geothermal power plants. In connection with such operations, we derived approximately 74.5% of our total revenues for the year ended December 31, 2005 from the sale of electricity. The cost of operation and maintenance and the operating performance of our subsidiaries’ geothermal power plants may be adversely affected by a variety of factors, including some that are discussed elsewhere in these risk factors and the following:

•	regular and unexpected maintenance and replacement expenditures;

•	shutdowns due to the breakdown or failure of our equipment or the equipment of the transmission serving utility;

•	labor disputes;

•	the presence of hazardous materials on our project sites; and

•	catastrophic events such as fires, explosions, earthquakes, landslides, floods, releases of hazardous materials, severe storms or similar occurrences affecting our projects or any of the power purchasers or other third parties providing services to our projects.

Any of these events could significantly increase the expenses incurred by our projects or reduce the overall generating capacity of our projects and could significantly reduce or entirely eliminate the revenues generated by one or more of our projects, which in turn would reduce our net income and could materially and adversely affect our business, financial condition, future results and cash flow.

Our exploration, development, and operation of geothermal energy resources is subject to geological risks and uncertainties, which may result in decreased performance or increased costs for our projects.

Our business involves the exploration, development and operation of geothermal energy resources. These activities are subject to uncertainties, which vary among different geothermal reservoirs and are in some respects similar to those typically associated with oil and gas exploration, development and exploitation, such as dry holes, uncontrolled releases and pressure and temperature decline, all of which can increase our operating costs and capital expenditures or reduce the efficiency of our power plants. Prior to our acquisition of the Steamboat Hills project, one of the wells related to the project experienced an uncontrolled release. In addition, the high temperature and high pressure in the Puna project’s geothermal energy resource requires special reservoir management and monitoring. Further, since the commencement of their operations, several of our projects have experienced geothermal resource cooling in the normal course of operations. Because geothermal reservoirs are complex geological structures, we can only estimate their geographic area and sustainable output. The viability of geothermal projects depends on different factors directly related to the geothermal resource, such as the heat content (the relevant composition of temperature and pressure) of the geothermal reservoir, the useful life (commercially exploitable life) of the reservoir and operational factors relating to the extraction of geothermal fluids. Our geothermal energy projects may suffer an unexpected decline in the capacity of their respective geothermal wells and are exposed to a risk of geothermal reservoirs not being sufficient for sustained generation of the electrical power capacity desired over time. In addition, we may fail to find commercially viable geothermal resources in the expected quantities and temperatures, which would adversely affect our development of geothermal power projects.

Another aspect of geothermal operations is the management and stabilization of subsurface impacts caused by fluid injection pressures. In the case of the geothermal resource supplying the Heber 1 project and the Heber 2 project, which we refer to collectively as the ‘‘Heber projects’’, and the Gould project (a new power plant at the site of the Heber projects consisting of two Ormat Integrated Two Level Units (ITLU)), pressure drawdown in the center of the well field has caused some localized ground subsidence, while pressure in the peripheral areas has caused localized ground inflation. Inflation and subsidence, if not controlled, can adversely affect farming operations and other infrastructure at or near the land surface. Potential costs, which cannot be estimated and may be significant, of failing to stabilize site pressures in the Heber and Gould projects’ area include repair and modification of gravity-based farm irrigation systems and municipal sewer piping and possible repair or replacement of a local road bridge spanning an irrigation canal.

Additionally, geothermally active areas, such as the areas in which our projects are located, are subject to frequent low-level seismic disturbances. Serious seismic disturbances are possible and could result in damage to our projects or equipment or degrade the quality of our geothermal resources to such an extent that we could not perform under the power purchase agreement for the affected project, which in turn could reduce our net income and materially and adversely affect our business, financial condition, future results and cash flow. If we suffer a serious seismic disturbance, our business interruption and property damage insurance may not be adequate to cover all losses sustained as a result thereof. In addition, insurance coverage may not continue to be available in the future in amounts adequate to insure against such seismic disturbances.

Our business development activities may not be successful and our projects under construction may not commence operation as scheduled.

We are currently in the process of developing and constructing a number of new power plants. Our success in developing a particular project is contingent upon, among other things, negotiation of satisfactory engineering and construction agreements and power purchase agreements, receipt of required governmental permits, obtaining adequate financing, and the timely implementation and satisfactory completion of construction. We may be unsuccessful in accomplishing any of these matters or doing so on a timely basis. Although we may attempt to minimize the financial risks attributable to the development of a project by securing a favorable power purchase agreement, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require us to incur significant expenses for preliminary engineering, permitting and legal and other expenses before we can determine whether a project is feasible, economically attractive or capable of being financed.

Currently, we have power plants under development or construction in the United States, Kenya, Guatemala and China, and we intend to pursue the expansion of some of our existing plants and the development of other new plants. Our completion of these facilities is subject to substantial risks, including:

•	unanticipated cost increases;

•	shortages and inconsistent qualities of equipment, material and labor;

•	work stoppages;

•	inability to obtain permits and other regulatory matters;

•	failure by key contractors and vendors to timely and properly perform;

•	adverse environmental and geological conditions (including inclement weather conditions); and

•	our attention to other projects;

Any one of which could give rise to delays, cost overruns, the termination of the plant expansion, construction or development or the loss (total or partial) of our interest in the project under development, construction or expansion. Currently, we have not yet obtained a construction license for the Amatitlan project in Guatemala. In addition, we have not yet obtained certain permits and governmental approvals required for the completion and successful operation of the Gould project.

We may be unable to obtain the financing we need to pursue our growth strategy and any future financing we receive may be less favorable to us than our current financing arrangements, either of which may adversely affect our ability to expand our operations.

Our geothermal power plants generally have been financed using leveraged financing structures, consisting of non-recourse or limited recourse debt obligations. As of December 31, 2005, we had approximately $537.3 million of total consolidated indebtedness (including indebtedness to our parent company in the amount of $171.8 million), of which approximately $362.5 million represented non-recourse debt and limited recourse debt held by our subsidiaries. Each of our projects under development or construction and those projects and businesses we may seek to acquire or construct will require substantial capital investment. Our continued access to capital with acceptable terms is necessary for the success of our growth strategy. Our attempts to obtain future financings may not be successful or on favorable terms.

Market conditions and other factors may not permit future project and acquisition financings on terms similar to those our subsidiaries have previously received. Our ability to arrange for financing on a substantially non-recourse or limited recourse basis, and the costs of such financing, are dependent on numerous factors, including general economic and capital market conditions, credit availability from banks, investor confidence, the continued success of current projects, the credit quality of the projects being financed, the political situation in the country where the project is located and the continued existence of tax and securities laws which are conducive to raising capital. If we are not able to obtain financing for our projects on a substantially non-recourse or limited recourse basis, we may have to finance them using recourse capital such as direct equity investments, parent company loans or the incurrence of additional debt by us.

Also, in the absence of favorable financing options, we may decide not to build new plants or acquire facilities from third parties. Any of these alternatives could have a material adverse effect on our growth prospects.

Our foreign projects expose us to risks related to the application of foreign laws, taxes, economic conditions, labor supply and relations, political conditions and policies of foreign governments, any of which risks may delay or reduce our ability to profit from such projects.

We have substantial operations outside of the United States that generated revenues in the amount of $76.4 million for the year ended December 31, 2005, which represented 32.1% of our total revenues for such twelve-month period. Our foreign operations are subject to regulation by various foreign governments and regulatory authorities and are subject to the application of foreign laws. Such foreign laws or regulations may not provide for the same type of legal certainty and rights, in connection with our contractual relationships in such countries, as are afforded to our projects in the United States, which may adversely affect our ability to receive revenues or enforce our rights in connection with our foreign operations. Furthermore, existing laws or regulations may be amended or repealed, and new laws or regulations may be enacted or issued. In addition, the laws and regulations of some countries may limit our ability to hold a majority interest in some of the projects that we may develop or acquire, thus limiting our ability to control the development, construction and operation of such projects. Our foreign operations are also subject to significant political, economic and financial risks, which vary by country, and include:

•	changes in government policies or personnel;

•	changes in general economic conditions;

•	restrictions on currency transfer or convertibility;

•	changes in labor relations;

•	political instability and civil unrest;

•	changes in the local electricity market;

•	breach or repudiation of important contractual undertakings by governmental entities; and

•	expropriation and confiscation of assets and facilities.

In particular, the Philippines is in the midst of an ongoing privatization of the electric industry, and in Guatemala the electricity sector was partially privatized, and it is currently unclear whether further privatization will occur in the future. Such developments may affect our existing Leyte and Zunil projects and the Amatitlan project (Leyte in the Philippines and Zunil and Amatitlan in Guatemala) currently under construction if, for example, they result in changes to the prevailing tariff regime or in the identity and creditworthiness of our power purchasers. In Nicaragua, Union Fenosa, one of the electric utilities, has been experiencing difficulties adjusting the tariffs charged to its customers, thus effecting Union Fenosa’s ability to pay for electricity its purchase from power generators. This may adversely affect our Momotombo project. In Kenya, the government is continuing to make an effort to deliver on campaign promises to reduce the price of electricity and is applying pressure on independent power producers, such as our Olkaria III project, to lower their tariffs. In addition, Kenya’s government is considering a further restructuring and privatization of the electricity industry and may divide Kenya Power and Lighting Co. Ltd., the power purchaser for our Olkaria III project, into separate entities and then privatize one or more of such resulting entities. A material tariff reduction or any break-up and potential privatization of Kenya Power and Lighting Co. Ltd. may adversely affect our Olkaria III project. We have recently held discussions with the Kenyan government and Kenya Power and Lighting Co. Ltd. regarding, among other things, the construction of Phase II of the Olkaria III project in Kenya. Upon implementation, we expect Phase II to add approximately 35 MW in generating capacity to the current Olkaria III project. Under existing documentation, our subsidiary was required to construct Phase II and to reach commercial operations by May 31, 2007 , in order to avoid financial penalties, or by April 17, 2008, at the latest, to avoid termination of the entire power purchase agreement. We have reached an agreement with Kenya Power and Lighting Co. Ltd., subject to execution of a definitive agreement and regulatory approval, to amend the power purchase agreement as follows. The tariff under the Phase II contract will be reduced; Kenya Power and Lighting Co. Ltd. will provide a letter of credit to secure their payment obligations; the completion date will be extended if the definitive agreements are entered into and the letter of credit is opened until April 1, 2006.

Although we generally obtain political risk insurance in connection with our foreign projects, such political risk insurance does not mitigate all of the above-mentioned risks. In addition, insurance proceeds received pursuant to our political risk insurance policies, where applicable, may not be adequate to cover all losses sustained as a result of any covered risks and may at times be pledged in favor of the project lenders as collateral. Also, insurance may not be available in the future with the scope of coverage and in amounts of coverage adequate to insure against such risks and disturbances.

Our foreign projects and foreign manufacturing operations expose us to risks related to fluctuations in currency rates, which may reduce our profits from such projects and operations.

Risks attributable to fluctuations in currency exchange rates can arise when any of our foreign subsidiaries borrow funds or incur operating or other expenses in one type of currency but receive revenues in another. In such cases, an adverse change in exchange rates can reduce such subsidiary’s ability to meet its debt service obligations, reduce the amount of cash and income we receive from such foreign subsidiary or increase such subsidiary’s overall expenses. In addition, the imposition by foreign governments of restrictions on the transfer of foreign currency abroad, or restrictions on the conversion of local currency into foreign currency, would have an adverse effect on the operations of our foreign projects and foreign manufacturing operations, and may limit or diminish the amount of cash and income that we receive from such foreign projects and operations.

A significant portion of our net revenue is attributed to payments made by power purchasers under power purchase agreements. The failure of any such power purchaser to perform its obligations under the relevant power purchase agreement or the loss of a power purchase agreement due to a default would reduce our net income and could materially and adversely affect our business, financial condition, future results and cash flow.

A significant portion of our net revenue is attributed to revenues derived from power purchasers under the relevant power purchase agreements. Southern California Edison, Hawaii Electric Light Company, and Sierra Pacific Power Company have accounted for 36.1%, 15.2% and 14.1%, respectively, of our revenues for the year ended December 31, 2005. Neither we nor any of our affiliates make any representations as to the financial condition or creditworthiness of any purchaser under a power purchase agreement, and nothing in this prospectus supplement or the accompanying prospectus should be construed as such a representation.

There is a risk that any one or more of the power purchasers may not fulfill their respective payment obligations under their power purchase agreements. For example, as a result of the energy crisis in California, Southern California Edison withheld payments it owed under various of its power purchase agreements with a number of power generators (such as the Ormesa, Heber, and Mammoth projects) payable for certain energy delivered between November 2000 and March 2001 under such power purchase agreements until March 2002. If any of the power purchasers fails to meet its payment obligations under its power purchase agreements, it could materially and adversely affect our business, financial condition, future results and cash flow.

In connection with the power purchase agreements for the Ormesa project, Southern California Edison has expressed its intent not to pay the contract rate for the power supplied by the GEM 2 and GEM 3 plants to the Ormesa project. Southern California Edison contends that California ISO real-time prices should apply, while management believes that SP-15 prices quoted by NYMEX should apply. According to Southern California Edison’s estimation, the amount under dispute is approximately $2.5 million. The parties have signed an Interim Agreement; whereby Southern California Edison will continue procure the GEM 2 and GEM 3 power at the current energy rate of 5.37 Cents/kWh until May 1, 2007. In addition, a long-term power purchase agreement is expected to be entered into for the GEM 2 and GEM 3 power. The negotiations of the long-term power purchase agreement are still under way and there is no guarantee that it will be successfully completed.

Seasonal variations may cause significant fluctuations in our cash flows, which may cause the market price of our common stock to fall in certain periods.

Our results of operations are subject to seasonal variations. This is primarily because some of our domestic projects receive higher capacity payments under the relevant power purchase agreements during the summer months, and due to the generally higher short run avoided costs in effect during the summer months. Some of our other projects may experience reduced generation during warm periods due to the lower heat differential between the geothermal fluid and the ambient surroundings. Such seasonal variations could materially and adversely affect our business, financial condition, future results and cash flow. If our operating results fall below the public’s or analysts’ expectations in some future period or periods, the market price of our common stock will likely fall in such period or periods.

Pursuant to the terms of some of our power purchase agreements with investor-owned electric utilities in states that have renewable portfolio standards, the failure to supply the contracted capacity and energy thereunder may result in the imposition of penalties.

Under the Burdette (formerly Galena), Desert Peak 2, Gould and Galena 2 (formerly Desert Peak 3) power purchase agreements, we may be required to make payments to the relevant power purchaser in an amount equal to such purchaser’s replacement costs for renewable energy relating to any shortfall amount of renewable energy that we do not provide as required under the power purchase agreement and which such power purchaser is forced to obtain from an alternate source. These four power purchase agreements are expected to phase-in and commence generating revenues in 2006. When all three are generating revenues, measured against our revenues from the sale of electricity for the year ended December 31, 2005 and assuming no other changes in our revenues, the revenues from such agreements will constitute, collectively, less than 8% of our total revenues from the sale of electricity. In addition, we may be required to make payments to the relevant power purchaser in an amount equal to its replacement costs relating to any renewable energy credits we do not provide as required under the relevant power purchase agreement. We may be subject to certain penalties, and we may also be required to pay liquidated damages if certain minimum performance requirements are not met under certain of our power purchase agreements, all of which could materially and adversely affect our business, financial condition, future results and cash flow. With respect to certain of our power purchase agreements, we may also be required to pay liquidated damages to our power purchaser if the relevant project does not maintain availability of at least 85% during applicable peak periods. The maximum aggregate amount of such liquidated damages for the Steamboat 2 and Steamboat 3 power purchase agreements would be approximately $1.5 million for each project.

The short run avoided costs for our power purchasers may decline, which would reduce our project revenues and could materially and adversely affect our business, financial condition, future results and cash flow.

Under the power purchase agreements for our projects in California, the price that Southern California Edison pays for energy is based upon its short run avoided costs, which are the incremental costs that it would have incurred had it generated the relevant electrical energy itself or purchased such energy from others. Under settlement agreements between Southern California Edison and a number of power generators in California that are Qualifying Facilities, including our subsidiaries, the energy price component payable by Southern California Edison has been fixed through April 2007, and thereafter will be based on Southern California Edison’s short run avoided costs, as determined by the California Public Utilities Commission. These short run avoided costs may vary substantially on a monthly basis, and are expected to be based primarily on natural gas prices for gas delivered to California as well as other factors. The levels of short run avoided cost prices paid by Southern California Edison may decline following the expiration date of the settlement agreements, which in turn would reduce our project revenues derived from Southern California Edison under our power purchase agreements and could materially and adversely affect our business, financial condition, future results and cash flow.

If any of our domestic projects loses its current Qualifying Facility status under PURPA, or if amendments to PURPA are enacted that substantially reduce the benefits currently afforded to Qualifying Facilities, our domestic operations could be adversely affected.

Most of our domestic projects are Qualifying Facilities pursuant to the Public Utility Regulatory Policies Act of 1978, as amended, which we refer to as PURPA, which largely exempts the projects from the Federal Power Act, which we refer to as FPA, the Public Utility Holding Company Act of 1935, as amended, which we refer to as PUHCA, and certain state and local laws and regulations regarding rates and financial and organizational requirements for electric utilities.

PUHCA was repealed on February 8, 2006. If any of our domestic projects were to lose its Qualifying Facility status, such project could become subject to the full scope of the FPA and applicable state regulation. The application of the FPA and other applicable state regulation to our domestic projects could require our operations to comply with an increasingly complex regulatory regime that may be costly and greatly reduce our operational flexibility.

In addition, pursuant to the FPA, the FERC has exclusive rate-making jurisdiction over wholesale sales of electricity and transmission of public utilities in interstate commerce. These rates may be based on a cost of service approach or may be determined on a market basis through competitive bidding or negotiation. Qualifying Facilities are largely exempt from the FPA. If a domestic project were to lose its Qualifying Facility status, it would become a public utility under the FPA, and the rates charged by such project pursuant to its power purchase agreements would be subject to the review and approval of the FERC. The FERC, upon such review, may determine that the rates currently set forth in such power purchase agreements are not appropriate and may set rates that are lower than the rates currently charged. In addition, the FERC may require that some or all of our domestic projects refund amounts previously paid by the relevant power purchaser to such project. Such events would likely result in a decrease in our future revenues or in an obligation to disgorge revenues previously received from our domestic projects, either of which would have an adverse effect on our revenues. Even if a project does not lose its Qualifying Facility status, pursuant to a final rule issued by FERC on February 2, 2006, if a project's power purchase agreement is terminated or otherwise expires, that project will become subject to FERC's ratemaking jurisdiction under the FPA.

Moreover, a loss of Qualifying Facility status also could permit the power purchaser, pursuant to the terms of the particular power purchase agreement, to cease taking and paying for electricity from the relevant project or, consistent with FERC precedent, to seek refunds of past amounts paid. This could cause the loss of some or all of our revenues payable pursuant to the related power purchase agreements, result in significant liability for refunds of past amounts paid, or otherwise impair the value of our projects. If a power purchaser were to cease taking and paying for electricity or seek to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers or that we would have sufficient funds to make such payments. In addition, the loss of Qualifying Facility status would be an event of default under the financing arrangements currently in place for some of our projects, which would enable the lenders to exercise their remedies and enforce the liens on the relevant project.

Pursuant to the Energy Policy Act of 2005, the FERC was also given authority to prospectively lift the mandatory obligation of a utility under PURPA to purchase the electricity from a Qualifying Facility if the utility operates in a workably competitive market. Existing power purchase agreements between a Qualifying Facility and a utility are not affected. On January 19, 2006, the FERC proposed regulations under which it would eliminate utilities' mandatory purchase obligation from Qualifying Facilities in certain regions of the country. The proposed regions do not include areas in which our domestic projects operate. However, FERC has the authority under the Energy Policy Act of 2005 to act, on a case-by-case basis, to eliminate the mandatory purchase obligation in other regions. In the proposed rulemaking, the FERC expressly noted that the California Independent System Operator (CAISO) has the right to file an application to seek relief from the mandatory purchase obligation. If the utilities in the regions in which our domestic projects operate were to be relieved of the mandatory purchase obligation, they would not be required to purchase energy from the project in the region under Federal law upon termination of the existing power purchase agreement or with respect to new projects, which could have an adverse effect on our revenues.

Our financial performance is significantly dependent on the successful operation of our projects, which is subject to changes in the legal and regulatory environment affecting our projects.

All of our projects are subject to extensive regulation and, therefore, changes in applicable laws or regulations, or interpretations of those laws and regulations, could result in increased compliance costs, the need for additional capital expenditures or the reduction of certain benefits currently available to our projects. The structure of federal and state energy regulation currently is, and may continue to be, subject to challenges, modifications, the imposition of additional regulatory requirements, and restructuring proposals. Our power purchasers or we may not be able to obtain all regulatory approvals that may be required in the future, or any necessary modifications to existing regulatory approvals, or maintain all required regulatory approvals. In addition, the cost of operation and maintenance and the operating performance of geothermal power plants may be adversely affected by changes in certain laws and regulations, including tax laws.

The federal government also encourages production of electricity from geothermal resources through certain tax subsidies. We are permitted to claim in our consolidated federal tax returns either an investment tax credit for approximately 10% of the cost of each new geothermal power plant or ‘‘production tax credits’’ of 1.9 cents a kilowatt hour on the first ten years of electricity output. (Production tax credits can only be claimed on new plants put into service between October 23, 2004 and December 31, 2005.) We are also permitted to deduct most of the cost of the power plant as ‘‘depreciation’’ over five years on an accelerated basis. The fact that the deductions are accelerated means that more of the cost is deducted in the first few years than during the remainder of the depreciation period. In addition, we have the ability to transfer the value of these tax incentives when we are not in a position to use them directly. For instance, energy credits can be transferred through lease financing, and production tax credits may be transferred by bringing in another company who can use them as a partner in the project.

President Bush has made it a central theme of his second term to simplify the U.S. tax code. Among the options that may be under consideration are replacing or supplementing the corporate income tax with a value-added-tax, stripping away many tax subsidies, and eliminating taxes on interest, dividends and other returns to capital. Significant tax reform has the potential to have a material effect on our business, financial condition, future results and cash flow. It could reduce or eliminate the value that geothermal companies receive from the current tax subsidies. Any restrictions or tightening of the rules for lease or partnership transactions — whether or not part of major tax reform — could also materially affect our business, financial condition, future results and cash flow.

Any such changes could significantly increase the regulatory-related compliance and other expenses incurred by the projects and could significantly reduce or entirely eliminate the revenues generated by one or more of the projects, which in turn would reduce our net income and could materially and adversely affect our business, financial condition, future results and cash flow.

The costs of compliance with environmental laws and of obtaining and maintaining environmental permits and governmental approvals required for construction and/or operation, which currently are significant, may increase in the future and could materially and adversely affect our business, financial condition, future results and cash flow; any non-compliance with such laws or regulations may result in the imposition of liabilities which could materially and adversely affect our business, financial condition, future results and cash flow.

Our projects are required to comply with numerous domestic and foreign federal, regional, state and local statutory and regulatory environmental standards and to maintain numerous environmental permits and governmental approvals required for construction and/or operation. Some of the environmental permits and governmental approvals that have been issued to the projects contain conditions and restrictions, including restrictions or limits on emissions and discharges of pollutants and contaminants, or may have limited terms. If we fail to satisfy these conditions or comply with these restrictions, or with any statutory or regulatory environmental standards, we may become subject to regulatory enforcement action and the operation of the projects could be adversely affected or be subject to fines, penalties or additional costs. In addition, we may not be able to renew, maintain or obtain all environmental permits and governmental approvals required for the continued operation or further development of the projects. As of the date of this registration statement, we have not yet obtained certain permits and government approvals required for the completion and successful operation of projects under construction or enhancement. In addition, a nearby municipality has informed our Amatitlan project that an additional building permit should be obtained from such municipality before construction commences. In what appears to be a related occurrence, a group of demonstrators from the municipality have attempted to disrupt the access road to our Amatitlan project. A separate group of demonstrators from another municipality have turned out in support of the project, and Guatemalan authorities have assisted in maintaining access to the project. Our failure to renew, maintain or obtain required permits or governmental approvals, including the permits and approvals necessary for operating projects under construction or enhancement and the Amatitlan project, could cause our operations to be limited or suspended. Environmental laws, ordinances and regulations affecting us can be subject to change and such change could result in increased compliance costs, the need for additional capital expenditures, or otherwise adversely affect us.

We could be exposed to significant liability for violations of hazardous substances laws because of the use or presence of such substances at our projects.

Our projects are subject to numerous domestic and foreign federal, regional, state and local statutory and regulatory standards relating to the use, storage and disposal of hazardous substances. We use isobutane, isopentane, industrial lubricants and other substances at our projects which are or could become classified as hazardous substances. If any hazardous substances are found to have been released into the environment at or by the projects, we could become liable for the investigation and removal of those substances, regardless of their source and time of release. If we fail to comply with these laws, ordinances or regulations (or any change thereto), we could be subject to civil or criminal liability, the imposition of liens or fines, and large expenditures to bring the projects into compliance. Furthermore, in the United States, we can be held liable for the cleanup of releases of hazardous substances at other locations where we arranged for disposal of those substances, even if we did not cause the release at that location. The cost of any remediation activities in connection with a spill or other release of such substances could be significant.

We believe that at one time there may have been a gas station located on the Mammoth project site, but because of significant surface disturbance and construction since that time further physical evaluation of the former gas station site has been impractical. There may be soil or groundwater contamination and related potential liabilities of which we are unaware related to this site, which may be significant and may adversely and materially affect our operations and revenues.

We may not be able to successfully integrate companies which we may acquire in the future, which could materially and adversely affect our business, financial condition, future results and cash flow.

Our strategy is to continue to expand in the future, including through acquisitions. Integrating acquisitions is often costly, and we may not be able to successfully integrate our acquired companies with our existing operations without substantial costs, delays or other adverse operational or financial consequences. Integrating our acquired companies involves a number of risks that could materially and adversely affect our business, including:

•	failure of the acquired companies to achieve the results we expect;

•	inability to retain key personnel of the acquired companies;

•	risks associated with unanticipated events or liabilities; and

•	the difficulty of establishing and maintaining uniform standards, controls, procedures and policies, including accounting controls and procedures.

If any of our acquired companies suffers customer dissatisfaction or performance problems, the same could adversely affect the reputation of our group of companies and could materially and adversely affect our business, financial condition, future results and cash flow.

The power generation industry is characterized by intense competition, and we encounter competition from electric utilities, other power producers, and power marketers that could materially and adversely affect our business, financial condition, future results and cash flow.

The power generation industry is characterized by intense competition from electric utilities, other power producers and power marketers. In recent years, there has been increasing competition in the sale of electricity, in part due to excess capacity in a number of U.S. markets and an emphasis on short-term or ‘‘spot’’ markets, and competition has contributed to a reduction in electricity prices. For the most part, we expect that power purchasers interested in long-term arrangements will engage in ‘‘competitive bid’’ solicitations to satisfy new capacity demands. This competition could adversely affect our ability to obtain power purchase agreements and the price paid for electricity by the relevant power purchasers. There is also increasing competition between electric utilities. This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will put further pressure on power purchasers to reduce the prices at which they purchase electricity from us.

The existence of a prolonged force majeure event or a forced outage affecting a project could reduce our net income and materially and adversely affect our business, financial condition, future results and cash flow.

The operation of our subsidiaries' geothermal power plants is subject to a variety of risks discussed elsewhere in these risk factors, including events such as fires, explosions, earthquakes, landslides, floods, severe storms or other similar events.

If a project experiences an occurrence resulting in a force majeure event, our subsidiary owning that project would be excused from its obligations under the relevant power purchase agreement. However, the relevant power purchaser may not be required to make any capacity and/or energy payments with respect to the affected project or plant so long as the force majeure event continues and, pursuant to certain of our power purchase agreements, will have the right to prematurely terminate the power purchase agreement. Additionally, to the extent that a forced outage has occurred, the relevant power purchaser may not be required to make any capacity and/or energy payments to the affected project, and if as a result the project fails to attain certain performance requirements under certain of our power purchase agreements, the purchaser may have the right to permanently reduce the contract capacity (and, correspondingly, the amount of capacity payments due pursuant to such agreements in the future), seek refunds of certain past capacity payments, and/or prematurely terminate the power purchase agreement. As a consequence, we may not receive any net revenues from the affected project or plant other than the proceeds from any business interruption insurance that applies to the force majeure event or forced outage after the relevant waiting period, and may incur significant liabilities in respect of past amounts required to be refunded. Accordingly, our business, financial condition, future results and cash flows could be materially and adversely affected. Recently, due to hurricane activity, the access roads and the piping from the wells to the Zunil power plant were damaged and as a result, the project was not in operation from October 14, 2005 to March 10, 2006.

The existence of a force majeure event or a forced outage affecting the transmission system of the Imperial Irrigation District could reduce our net income and materially and adversely affect our business, financial condition, future results and cash flow.

If the transmission system of the Imperial Irrigation District experiences a force majeure event or a forced outage which prevents it from transmitting the electricity from the Heber 1 and 2 projects or the Ormesa project to the relevant power purchaser, the relevant power purchaser would not be required to make energy payments for such non-delivered electricity and may not be required to make any capacity payments with respect to the affected project so long as such force majeure event or forced outage continues. Our revenues for the year ended December 31, 2005, from the projects utilizing the Imperial Irrigation District transmission system, were approximately $85.9 million. The impact of such force majeure would depend on the duration thereof, with longer outages resulting in greater revenue loss.

Some of our leases will terminate if we do not extract geothermal resources in ‘‘commercial quantities’’, thus requiring us to enter into new leases or secure rights to alternate geothermal resources, none of which may be available on terms as favorable to us as any such terminated lease, if at all.

Most of our geothermal resource leases are for a fixed primary term, and then continue for so long as geothermal resources are extracted in ‘‘commercial quantities’’ or pursuant to other terms of extension. The land covered by some of our leases is undeveloped and has not yet produced geothermal resources in ‘‘commercial quantities’’. Leases that cover land which remains undeveloped and does not produce, or does not continue to produce, geothermal resources in commercial quantities and leases that we allow to expire, will terminate. In the event that a lease is terminated and we determine that we will need that lease once the applicable project is operating, we would need to enter into one or more new leases with the owner(s) of the premises that are the subject of the terminated lease(s) in order to develop geothermal resources from, or inject geothermal resources into, such premises or secure rights to alternate geothermal resources or lands suitable for injection, all of which may not be possible or could result in increased cost to us, which could materially and adversely affect our business, financial condition, future results and cash flow.

Our Bureau of Land Management leases may be terminated if we fail to comply with any of the provisions of the Geothermal Steam Act of 1970 or if we fail to comply with the terms or stipulations of such leases, which may materially and adversely affect our business and operations.

Pursuant to the terms of our Bureau of Land Management (which we refer to as BLM) leases, we are required to conduct our operations on BLM-leased land in a workmanlike manner and in accordance with all applicable laws and BLM directives and to take all mitigating actions required by the BLM to protect the surface of and the environment surrounding the relevant land. Additionally, certain BLM leases contain additional requirements, some of which relate to the mitigation or avoidance of disturbance of any antiquities, cultural values or threatened or endangered plants or animals, the payment of royalties for timber and the imposition of certain restrictions on residential development on the leased land. In the event of a default under any BLM lease, or the failure to comply with such requirements, or any non-compliance with any of the provisions of the Geothermal Steam Act of 1970 or regulations issued thereunder, the BLM may, 30 days after notice of default is provided to our relevant project subsidiary, suspend our operations until the requested action is taken or terminate the lease, either of which could materially and adversely affect our business, financial condition, future results and cash flow.

Some of our leases (or subleases) could terminate if the lessor (or sublessor) under any such lease (or sublease) defaults on any debt secured by the relevant property, thus terminating our rights to access the underlying geothermal resources at that location.

The fee interest in the land which is the subject of some of our leases (or subleases) may currently be or may become subject to encumbrances securing loans from third party lenders to the lessor (or sublessor). Our rights as lessee (or sublessee) under such leases (or subleases) are or may be subject and subordinate to the rights of any such lender. Accordingly, a default by the lessor (or sublessor) under any such loan could result in a foreclosure on the underlying fee interest in the property and thereby terminate our leasehold interest and result in the shutdown of the project located on the relevant property and/or terminate our right of access to the underlying geothermal resources required for our operations.

In addition, a default by a sublessor under its lease with the owner of the property that is the subject of our sublease could result in the termination of such lease and thereby terminate our sublease interest and our right to access the underlying geothermal resources required for our operations.

Current and future urbanizing activities and related residential, commercial and industrial developments may encroach on or limit geothermal activities in the areas of our projects, thereby affecting our ability to utilize, access, inject and/or transport geothermal resources on or underneath the affected surface areas.

Current and future urbanizing activities and related residential, commercial and industrial development may encroach on or limit geothermal activities in the areas of our projects, thereby affecting our ability to utilize, access, inject and/or transport geothermal resources on or underneath the affected surface areas. In particular, the Heber projects and the Gould project rely on an area, which we refer to as the Heber Known Geothermal Resource Area or Heber KGRA, for the geothermal resource necessary to generate electricity at the Heber projects and Gould project. Imperial County has adopted a ‘‘specific plan area’’ that covers the Heber KGRA, which we refer to as the ‘‘Heber Specific Plan Area’’. The Heber Specific Plan Area allows commercial, residential, industrial and other employment oriented development in a mixed-use orientation, which currently includes geothermal uses. Several of the landowners from whom we hold geothermal leases have expressed an interest in developing their land for residential, commercial, industrial or other surface uses in accordance with the parameters of the Heber Specific Plan Area. Currently, Imperial County's Heber Specific Plan Area is coordinated with the cities of El Centro and Calexio. There has been ongoing underlying interest since the early 1990s to incorporate the community of Heber. While any incorporation process would likely take several years, if Heber were to be incorporated, the City of Heber could replace Imperial County as the governing land use authority, which, depending on its policies, could have a significant effect on land use and availability of geothermal resources.

Current and future development proposals within Imperial County and the City of Calexico, applications for annexations to the City of Calexico, and plans to expand public infrastructure may affect surface areas within the Heber KGRA, thereby limiting our ability to utilize, access, inject and/or transport the geothermal resource on or underneath the affected surface area that is necessary for the operation of our Heber projects and Gould project, which could adversely affect our operations and reduce our revenues.

Current transportation construction works and urban developments in the vicinity of our Steamboat complex of projects in Nevada may also affect future permitting for geothermal operations relating to those projects. Such works and developments include the extension of an interstate highway (to be named U.S. 580) by the Nevada Department of Transportation, the construction of a new casino hotel and other commercial or industrial developments on land in the vicinity of our Steamboat projects.

We depend on key personnel for the success of our business.

Our success is largely dependent on the skills, experience and efforts of our senior management team and other key personnel. In particular, our success depends on the continued efforts of Lucien Bronicki, Dita Bronicki, Hezy Ram, Nadav Amir, Yoram Bronicki and other key employees. The loss of the services of any key employee could materially harm our business, financial condition, future results and cash flow. Although to date we have been successful in retaining the services of senior management and have entered into employment agreements with Lucien Bronicki, Dita Bronicki, Hezy Ram and Yoram Bronicki, such members of our senior management may terminate their employment agreements without cause and with notice periods ranging from 90 to 180 days. We may also not be able to locate or employ on acceptable terms qualified replacements for our senior management or key employees if their services were no longer available.

Our projects have generally been financed through a combination of parent company loans and limited− or non-recourse project finance debt and lease financing. If our project subsidiaries default on their obligations under such limited− or non-recourse debt or lease financing, we may be required to make certain payments to the relevant debt holders and if the collateral supporting such leveraged financing structures is foreclosed upon, we may lose certain of our projects.

Our projects have generally been financed using a combination of parent company loans and limited or non-recourse project finance debt or lease financing. Non-recourse project finance debt or lease financing refers to financing arrangements that are repaid solely from the project’s revenues and are secured by the project’s physical assets, major contracts, cash accounts and, in many cases, our ownership interest in the project subsidiary. Limited−recourse project finance debt refers to our additional agreement, as part of the financing of a project, to provide limited financial support for the project subsidiary in the form of limited guarantees, indemnities, capital contributions and agreements to pay certain debt service deficiencies. If our project subsidiaries default on their obligations under the relevant debt documents, creditors of a limited recourse project financing will have direct recourse to us, to the extent of our limited recourse obligations, which may require us to use distributions received by us from other projects, as well as other sources of cash available to us, in order to satisfy such obligations. In addition, if our project subsidiaries default on their obligations under the relevant debt documents (or a default under such debt documents arises as a result of a cross-default to the debt documents of some of our other projects) and the creditors foreclose on the relevant collateral, we may lose our ownership interest in the relevant project subsidiary or our project subsidiary owning the project would only retain an interest in the physical assets, if any, remaining after all debts and obligations were paid in full.

Changes in costs and technology may significantly impact our business by making our power plants and products less competitive.

A basic premise of our business model is that generating baseload power at geothermal power plants achieves economies of scale and produces electricity at a competitive price. However, traditional coal-fired systems and gas-fired systems may under certain economic conditions produce electricity at lower average prices than our geothermal plants. In addition, there are other technologies that can produce electricity, most notably fossil fuel power systems, hydroelectric systems, fuel cells, microturbines, windmills and photovoltaic (solar) cells. Some of these alternative technologies currently produce electricity at a higher average price than our geothermal plants; however, research and development activities are ongoing to seek improvements in such alternate technologies and their cost of producing electricity is gradually declining. It is possible that advances will further reduce the cost of alternate methods of power generation to a level that is equal to or below that of most geothermal power generation technologies. If this were to happen, the competitive advantage of our projects may be significantly impaired.

Our expectations regarding the market potential for the development of recovered energy-based power generation may not materialize, and as a result we may not derive any significant revenues from this line of business.

We have identified recovered energy-based power generation as a significant market opportunity for us. Demand for our recovered energy-based power generation units may not materialize or grow at the levels that we expect. We currently face competition in this market from manufacturers of conventional steam turbines and may face competition from other related technologies in the future. If this market does not materialize at the levels that we expect, such failure may materially and adversely affect our business, financial condition, future results and cash flow.

Our intellectual property rights may not be adequate to protect our business.

Our intellectual property rights may not be adequate to protect our business. While we occasionally file patent applications, patents may not be issued on the basis of such applications or, if patents are issued, they may not be sufficiently broad to protect our technology. In addition, any patents issued to us or for which we have use rights may be challenged, invalidated or circumvented.

In order to safeguard our unpatented proprietary know-how, trade secrets and technology, we rely primarily upon trade secret protection and non-disclosure provisions in agreements with employees and others having access to confidential information. These measures may not adequately protect us from disclosure or misappropriation of our proprietary information.

Even if we adequately protect our intellectual property rights, litigation may be necessary to enforce these rights, which could result in substantial costs to us and a substantial diversion of management attention. Also, while we have attempted to ensure that our technology and the operation of our business do not infringe other parties’ patents and proprietary rights, our competitors or other parties may assert that certain aspects of our business or technology may be covered by patents held by them. Infringement or other intellectual property claims, regardless of merit or ultimate outcome, can be expensive and time-consuming and can divert management’s attention from our core business.

We are subject to risks associated with a changing economic and political environment, which may adversely affect our financial stability or the financial stability of our counterparties.

The risk of terrorist attacks in the United States or elsewhere continues to remain a potential source of disruption to the nation’s economy and financial markets in general. The availability and cost of capital for our business and that of our competitors has been adversely affected by the bankruptcy of Enron Corp. and events related to the California electric market crisis. Additionally, the recent rise in fuel costs may make it more expensive for our customers to operate their businesses. These events could constrain the capital available to our industry and could adversely affect our financial stability and the financial stability of our transaction counterparties.

Possible fluctuations in the cost of construction, raw materials and drilling may materially and adversely affect our business, financial condition, future results and cash flow.

Our manufacturing operations are dependent on the supply of various raw materials, including primarily steel and aluminum, and on the supply of various industrial equipment components that we use. We currently obtain all such materials and equipment at prevailing market prices. We are not dependent on any one supplier and do not have any long-term agreements with any of our suppliers. We have recently experienced increases in the cost of raw materials and in transportation costs. We have also experienced an increase in construction costs, which we expect may intensify due to recent hurricane activity, and an increase in drilling costs. To the extent not otherwise passed along to our customers, these and future cost increases of such raw materials and equipment could adversely affect our profit margins.

Conditions in Israel, where the majority of our senior management and all of our production and manufacturing facilities are located, may adversely affect our operations and may limit our ability to produce and sell our products or manage our projects.

Operations in Israel accounted for approximately 25.2%, 25.6% and 51% of our operating expenses in the year ended December 31, 2005, 2004 and 2003, respectively. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and the continued state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a significant increase in violence, primarily in the West Bank and Gaza Strip. As a result, negotiations between Israel and representatives of the Palestinian Authority have been sporadic and have failed to result in peace. We could be adversely affected by hostilities involving Israel, the interruption or curtailment of trade between Israel and its trading partners, or a significant downturn in the economic or financial condition of Israel. In addition, the sale of products manufactured in Israel may be adversely affected in certain countries by restrictive laws, policies or practices directed toward Israel or companies having operations in Israel.

In addition, some of our employees in Israel are subject to being called upon to perform military service in Israel, and their absence may have an adverse effect upon our operations. Generally, unless exempt, male adult citizens of Israel under the age of 41 are obligated to perform up to 36 days of military reserve duty annually. Additionally, all such citizens are subject to being called to active duty at any time under emergency circumstances.

These events and conditions could disrupt our operations in Israel, which could materially harm our business, financial condition, future results and cash flow.

Failure to comply with certain conditions and restrictions associated with tax benefits provided to Ormat Systems Ltd. by the Government of Israel as an ‘‘approved enterprise’’ may require us to refund such tax benefits and pay future taxes in Israel at higher rates.

Our subsidiary, Ormat Systems Ltd., which we refer to as Ormat Systems, has received ‘‘approved enterprise’’ status under Israel’s Law for Encouragement of Capital Investments, 1959, with respect to two of its investment programs. As an approved enterprise, our subsidiary is exempt from Israeli income taxes with respect to revenues derived from the approved investment program for a period of two years commencing on the year it first generates profits from the approved investment program, and thereafter such revenues are subject to a reduced Israeli income tax rate of 25% for an additional five years. These benefits are subject to certain conditions set forth in the certificate of approval from Israel’s Investment Center, which include, among other things, a requirement that Ormat Systems comply with Israeli intellectual property law, that all transactions between Ormat Systems and our affiliates be at arms length, and that there will be no change in control of, on a cumulative basis, more than 49% of Ormat Systems’ capital stock (including by way of a public or private offering) without the prior written approval of the Investment Center. If Ormat Systems does not comply with these conditions, in whole or in part, it would be required to refund the amount of tax benefits (as adjusted by the Israeli consumer price index and for accrued interest) and would no longer benefit from the reduced Israeli tax rate, which could have an adverse effect on our financial condition, future results and cash flow. If Ormat Systems distributes dividends out of revenues derived during the tax exemption period from the approved investment program, it will be subject, in the year in which such dividend is paid, to Israeli income tax on the distributed dividend.

If our parent defaults on its lease agreement with the Israel Land Administration, or is involved in a bankruptcy or similar proceeding, our rights and remedies under certain agreements pursuant to which we acquired our products business and pursuant to which we sublease our land and manufacturing facilities from our parent may be adversely affected.

We acquired our business relating to the manufacture and sale of products for electricity generation and related services from our parent, Ormat Industries. In connection with that acquisition, we entered into a sublease with Ormat Industries for the lease of the land and facilities in Yavne, Israel where our manufacturing and production operations are conducted and where our Israeli offices are located. Under the terms of our parent’s lease agreement with the Israel Land Administration, any sublease for a period of more than five years may require the prior approval of the Israel Land Administration. As a result, the initial term of our sublease with Ormat Industries is for a period of four years and eleven months beginning on July 1, 2004, extendable to twenty-five years less one day (which includes the initial term). The consent of the Israel Land Administration was obtained for a period of the shorter of (i) 25 years or (ii) the remaining period of the underlying lease agreement with the Israel Land Administration, which terminates between 2018 and 2047. If our parent was to breach its obligations to the Israel Land Administration under its lease agreement, the Israel Land Administration could terminate the lease agreement and, consequently, our sublease would terminate as well.

As part of the acquisition described in the preceding paragraph, we also entered into a patent license agreement with Ormat Industries, pursuant to which we were granted an exclusive license for certain patents and trademarks relating to certain technologies that are used in our business. If a bankruptcy case were commenced by or against our parent, it is possible that performance of all or part of the agreements entered into in connection with such acquisition (including the lease of land and facilities described above) could be stayed by the bankruptcy court in Israel or rejected by a liquidator appointed pursuant to the Bankruptcy Ordinance in Israel and thus not be enforceable. Any of these events could have a material and adverse effect on our business, financial condition, future results and cash flow.

We are a holding company and our revenues depend substantially on the performance of our subsidiaries and the projects they operate, most of which are subject to restrictions and taxation on dividends and distributions.

We are a holding company whose primary assets are our ownership of the equity interests in our subsidiaries. We conduct no other business and, as a result, we depend entirely upon our subsidiaries’ earnings and cash flow.

The agreements pursuant to which most of our subsidiaries have incurred debt restrict the ability of these subsidiaries to pay dividends, make distributions or otherwise transfer funds to us prior to the satisfaction of other obligations, including the payment of operating expenses, debt service and replenishment or maintenance of cash reserves. In the case of some of our projects, such as the Mammoth project, there may be certain additional restrictions on dividend distributions pursuant to our agreements with our partners. Further, if we elect to receive distributions of earnings from our foreign operations, we may incur United States taxes on account of such distributions, net of any available foreign tax credits. In all of the foreign countries where our existing projects are located, dividend payments to us are also subject to withholding taxes. Each of the events described above may reduce or eliminate the aggregate amount of revenues we can receive from our subsidiaries.

Some of our directors that also hold positions with our parent may have conflicts of interest with respect to matters involving both companies.

Three of our seven directors are directors and/or officers of Ormat Industries. These directors will have fiduciary duties to both companies and may have conflicts of interest on matters affecting both us and our parent, and in some circumstances may have interests adverse to our interests. Our Chairman, Director and Chief Technology Officer, Mr. Bronicki, is the Chairman of our parent, and our Chief Executive Officer and Director, Mrs. Bronicki, is the Chief Executive Officer of our parent.

The Sarbanes-Oxley Act of 2002 imposes significant regulatory, corporate and operational requirements on the Company. Failure to comply with such provisions may have significant adverse consequences to the Company

As a public company, we are subject to the Sarbanes-Oxley Act of 2002 (the SOX Act). The SOX Act contains a variety of provisions affecting public companies, including but not limited to, corporate governance requirements, our relationship with our auditors, evaluation of our internal disclosure controls and procedures and evaluation of our internal control over financial reporting.

Risks Related to Our Common Stock

Our controlling stockholders may take actions that conflict with your interests.

As of March 31, 2006, our parent, Ormat Industries holds approximately 77.2% of our common stock. Bronicki Investments Ltd. holds approximately 29.7% of outstanding shares of common stock of

Ormat Industries Ltd. as of March 31, 2006 (27.5% on a fully diluted basis). Bronicki Investments Ltd. is a privately held Israeli company and is controlled by Lucien and Dita Bronicki. Because of these holdings, our parent company will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest. For example, our controlling stockholders will be able to control the sale or other disposition of our products business to another entity or the transfer of such business outside of the State of Israel; as such action requires the affirmative vote of at least 75% of our outstanding shares.

The price of our common stock may fluctuate substantially and your investment may decline in value.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations including as a result of seasonal variations in our electricity-based revenues;

•	variance in our financial performance from the expectations of market analysts;

•	conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;

•	announcements of significant contracts by us or our competitors;

•	changes in our pricing policies or the pricing policies of our competitors;

•	loss of one or more of our significant customers;

•	legislation;

•	changes in market valuation or earnings of our competitors;

•	the trading volume of our common stock; and

•	general economic conditions.

In addition, the stock market in general, and the New York Stock Exchange and the market for energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business, financial condition, future results and cash flow.

Future sales of common stock by some of our existing stockholders could cause our stock price to decline.

As of the date of this prospectus supplement, our parent, Ormat Industries, holds approximately 77.2% of our outstanding common stock and some of our directors, officers and employees also hold shares of our outstanding common stock. Sales of such shares in the public market, as well as shares we may issue upon exercise of outstanding options, could cause the market price of our common stock to decline. On November 10, 2004, we entered into a registration rights agreement with Ormat Industries whereby Ormat Industries may require us to register our common stock held by it or its directors, officers and employees with the Securities and Exchange Commission or to include our common stock held by it or its directors, officers and employees in an offering and sale by us.

Provisions in our charter documents and Delaware law may delay or prevent acquisition of us, which could adversely affect the value of our common stock.

Our restated certificate of incorporation and our bylaws contain provisions that could make it harder for a third party to acquire us without the consent of our Board of Directors. These provisions do not permit actions by our stockholders by written consent. In addition, these provisions include procedural requirements relating to stockholder meetings and stockholder proposals that could make stockholder actions more difficult. Our Board of Directors is classified into three classes of directors serving staggered, three-year terms and may be removed only for cause. Any vacancy on the Board of Directors may be filled only by the vote of the majority of directors then in office. Our Board of Directors has the right to issue preferred stock without stockholder approval, which could be used to institute a ‘‘poison pill’’ that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board of Directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. Although we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our Board of Directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

 USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering, based on an offering price of $35.50 per share, will be approximately $117.2 million, or approximately $135.0 million if the underwriters exercise their option to purchase additional securities in full, in each case after deducting the underwriting discounts and commissions and estimated expenses of this offering payable by us. We expect to use the aggregate net proceeds from this offering for our general corporate purposes and those of our consolidated subsidiaries, which may include construction of geothermal and recovered energy generation power plants and other investments, and financing possible acquisitions.

 DIVIDEND POLICY

We have adopted a dividend policy pursuant to which we expect to distribute at least 20% of our annual profits available for distribution by way of quarterly dividends. In determining whether there are profits available for distribution, our board of directors will take into account our business plan and current and expected obligations, and no distribution will be made that in the judgment of our board of directors would prevent us from meeting such business plan or obligations.

Notwithstanding this policy, dividends will be paid only when, as and if approved by our board of directors out of funds legally available therefor. The actual amount and timing of dividend payments will depend upon our financial condition, results of operations, business prospects and such other matters as the board may deem relevant from time to time. Even if profits are available for the payment of dividends, the board of directors could determine that such profits should be retained for an extended period of time, used for working capital purposes, expansion or acquisition of businesses or any other appropriate purpose. As a holding company, we are dependent upon the earnings and cash flow of our subsidiaries in order to fund any dividend distributions, and, as a result, we may not be able to pay dividends in accordance with our policy. Our board of directors may, from time to time, examine our dividend policy and may, in its absolute discretion, change such policy.

 CAPITALIZATION

The following table summarizes our capitalization as of December 31, 2005:

•	on a historical basis; and

•	Pro forma to give effect to the completion of this offering, including the application of the estimated net proceeds to us from this offering, which we estimate will be $117.2 million after deducting underwriter discounts and estimated offering expenses based on the offering price of $35.50 per share.

You should read the following table in conjunction with ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’, ‘‘Description of Common Stock’’ and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2005
	Actual	Pro Forma
		(unaudited)
	(in thousands)
Cash and cash equivalents	$26,976	$144,225
Debt:
Parent company loans	171,805	171,805
Long-term debt
Limited and non-recourse	362,539	362,539
Full recourse	3,000	3,000
Total debt	537,344	537,344
Shareholders' equity:
Common stock, $0.001 par value; 200,000,000 shares authorized, 31,562,496 shares issued and outstanding, historical; 200,000,000 shares authorized and 35,062,496 issued and outstanding, pro forma	31	35
Additional paid-in capital	124,008	241,253
Unearned stock-based compensation	(153)	(153)
Retained Earnings	55,824	55,824
Accumulated other comprehensive income	2,549	2,549
Total shareholders' equity	182,259	299,508
Total capitalization	$719,603	$836,852

The discussion and tables above exclude (i) 235,800 shares of our common stock issuable upon the exercise of stock options that are outstanding as of December 31, 2005, (ii) 1,014,200 shares of our common stock reserved for future issuance under our 2004 Incentive Compensation Plan, and (iii) 525,000 shares of common stock subject to the option granted to the underwriters to purchase additional shares of common stock in this offering if the underwriters sell more than 3,500,000 shares.

 COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock began publicly trading on November 12, 2004 on the New York Stock Exchange under the symbol ‘‘ORA’’. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported in composite New York Stock Exchange trading, and the dividends declared per share of our common stock.

	Price Range of Common Shares		Cash Dividend
	High	Low	Per Share
2004
Fourth Quarter (beginning November 12, 2004)	$18.70	$15.20	$0.1025
2005
First Quarter	$16.50	$14.50	$0.0300
Second Quarter	$19.20	$13.88	$0.0300
Third Quarter	$24.10	$18.25	$0.0300
Fourth Quarter	$29.10	$18.80	$0.0300
2006
First Quarter	$43.94	$26.34	$0.0300 (1)

(1)	Dividend declared on March 7, 2006 and paid on April 4, 2006.

The reported last sale price of our common stock on the New York Stock Exchange on April 4, 2006 was $36.20 per share. On April 4, 2006, there were 31,562,496 shares of our common stock outstanding held by approximately 7 record holders, not including beneficial owners of shares registered in nominee or street name.

 DESCRIPTION OF COMMON STOCK

Please read the information discussed under the heading ‘‘Description of Common Stock We May Offer’’ beginning on page 21 of the accompanying prospectus dated January 31, 2006. On April 4, 2006, approximately 31,562,496 shares of our common stock were outstanding, of which 24,374,996 were owned by our parent company, Ormat Industries, Ltd.

Upon completion of the sale under this prospectus supplement, 35,062,496 shares of our common stock will be outstanding, based on the approximate number of shares of common stock issued and outstanding as of April 4, 2006.

 UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following description sets forth the material United States federal income and estate tax consequences that may be relevant to Non-U.S. Holders, as defined below, with respect to the acquisition, ownership and disposition of our common stock. This description addresses only the United States federal income and estate tax considerations of holders that are initial purchasers of our common stock pursuant to this Offeringand that will hold our common stock as capital assets. This description does not address tax considerations applicable to holders that are U.S. persons or that may be subject to special tax rules, including:

•	financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	persons that received our stock as compensation for the performance of services;

•	persons that will hold our stock as part of a ‘‘hedging’’ or ‘‘conversion’’ transaction or as a position in a ‘‘straddle’’ for United States federal income tax purposes;

•	persons that have a ‘‘functional currency’’ other than the U.S. dollar;

•	holders that own or are deemed to own 10% or more, by voting power or value, of our stock;

•	certain former citizens or long-term residents of the United States; or

•	certain persons who receive common stock or compensation for the performance of services rendered.

Moreover, except as set forth below, this description does not address the United States federal gift or alternative minimum tax consequences of the acquisition, ownership and disposition of our common stock.

This description is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing, proposed and temporary United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date hereof. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

For purposes of this description, a ‘‘Non-U.S. Holder’’ is a beneficial owner of our common stock that, for United States federal income tax purposes, is not:

•	a citizen or resident of the United States;

•	a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to its tax consequences.

You should consult your own tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning and disposing of our common stock.

Distributions

Generally, but subject to the discussions below under ‘‘Status as United States Real Property Holding Corporation’’ and ‘‘Backup Withholding Tax and Information Reporting Requirements,’’ if you are a Non-U.S. Holder, distributions of cash or property (other than certain pro rata distributions of our common stock) paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable United States income tax treaty. In order to obtain the benefit of any applicable United States income tax treaty, you will have to file certain forms (e.g., Form W-8BEN). Such forms generally would contain your name and address and a certification that you are eligible for the benefits of such treaty.

Except as may be otherwise provided in an applicable United States income tax treaty, if you are a Non-U.S. Holder and conduct a trade or business within the United States, you generally will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business and such dividends will not be subject to the withholding described above. If you are a foreign corporation, you may also be subject to a 30% ‘‘branch profits tax’’ unless you qualify for a lower rate under an applicable United States income tax treaty. To claim an exemption from withholding because the income is effectively connected with a United States trade or business, you must provide a properly executed Form W-8ECI (or such successor form as the Internal Revenue Service designates) prior to the payment of dividends.

Sale or Exchange of Our Common Stock

Generally, but subject to the discussions below under ‘‘Status as United States Real Property Holding Corporation’’ and ‘‘Backup Withholding Tax and Information Reporting Requirements,’’ if you are a Non-U.S. Holder, you will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of our common stock unless (1) such gain is effectively connected with your conduct of a trade or business in the United States or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Status as United States Real Property Holding Corporation

If you are a Non-U.S. Holder, under certain circumstances, gain recognized on the sale or exchange of, and certain distributions in excess of basis with respect to, our common stock would be subject to United States federal income tax, notwithstanding your lack of other connections with the United States, if we are or have been a ‘‘United States real property holding corporation’’ for United States federal income tax purposes at any time during the five-year period ending on the date of such sale or exchange (or distribution). We believe that we will not be classified as a United States real property holding corporation as of the date of this offering and do not expect to become a United States real property holding corporation.

Federal Estate Tax

Our common stock held by an individual at death, regardless of whether such individual is a citizen, resident or domiciliary of the United States, will be included in the individual's gross estate for United States federal estate tax purposes, subject to an applicable estate tax or other treaty, and therefore may be subject to United States federal estate tax.

Backup Withholding Tax and Information Reporting Requirements

United States backup withholding tax and information reporting requirements generally apply to certain payments to certain non-corporate holders of stock. The backup withholding tax rate currently is 28%.

If you are not a United States person, under current Treasury regulations, backup withholding and information reporting will not apply to distributions on our common stock to you, provided that we have received valid certifications meeting the requirements of the Code and neither we nor the payor has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements.

If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of our common stock that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary.

In the case of such payments made to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a ‘‘withholding foreign trust’’ or a ‘‘withholding foreign partnership’’ within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above, and the trust or partnership, as the case may be, will need to provide an appropriate intermediary certification form, in order to establish an exemption from backup withholding tax and information reporting requirements. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our common stock. You should consult your own tax advisor concerning the tax consequences of your particular situation.

 UNDERWRITING

Lehman Brothers Inc. and Goldman, Sachs & Co. are acting as joint book-running managers and representatives of the underwriters. Under the terms of an underwriting agreement, which we will file as an exhibit to a current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Lehman Brothers Inc.	1,575,000
Goldman, Sachs & Co.	1,015,000
Citigroup Global Markets Inc.	525,000
HSBC Securities (USA) Inc.	175,000
RBC Capital Markets Corporation	175,000
Dundee Securities Inc.	35,000
Total	3,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby (other than those share of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$1.686	$1.686
Total	$5,901,000	$6,786,150

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.00 per share. After the offering, the representatives may change the offering price and other selling terms. In compliance with the guidelines of the National Association of Securities Dealers, Inc., the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any NASD member or independent broker-dealer will not exceed 8% of any offering pursuant to the prospectus and any applicable prospectus supplement, including this offering.

The expenses of the offering that are payable by us are estimated to be $1.1 million (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase, from time to time, in whole or in part, up to an aggregate of

525,000 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 3,500,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, all of our directors and executive officers and holders of more than 5% of our outstanding stock have agreed that, without the prior written consent of Lehman Brothers Inc., we will not directly or indirectly (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing for a period of 90 days after the date of this prospectus supplement.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Lehman Brothers Inc. acted as our financial advisor in a number of transactions, including our initial public offering and the recent issuance of $165.0 million senior secured notes pursuant to Rule 144A and Regulation S under the Securities Act to refinance the debt of our project subsidiary, OrCal Geothermal Inc. In connection with these transactions, Lehman Brothers Inc. received customary fees for such services and certain of its expenses were reimbursed.

Transfer Agent

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

Listing

Our common shares are listed on the New York Stock Exchange under the symbol ‘‘ORA’’.

Sale of Shares Outside of the United States

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of shares to the public’’ in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the shares other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the shares would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (‘‘FSMA’’) by the Company;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the ‘‘SFA’’), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

 EXPERTS

Our (Ormat Technologies, Inc.'s) financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Ormat Leyte Co. Ltd. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated with the consent of SyCip Gorres Velayo & Co., an independent registered public accounting firm.

 VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for us by Chadbourne & Parke LLP, New York, New York, and for the underwriters by White & Case LLP, New York, New York. Chadbourne & Parke LLP has from time to time represented Lehman Brothers Inc., Goldman, Sachs & Co. and Citigroup on unrelated matters. White & Case LLP has from time to time represented one of our subsidiaries on unrelated matters.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and filings that we will make after the date of filing the registration statement, which contains the accompanying prospectus, and prior to the effectiveness of the registration statement, and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities that we have registered:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 28, 2006; and

•	The description of the Company's common stock, par value $0.001 per share, and our preferred share purchase rights, under ‘‘Description of Capital Stock’’ in the Company's Registration Statement on Form S-1 (File No. 333-177527) filed with the Securities and Exchange Commission on November 5, 2004 pursuant to Section 12 of the Exchange Act, including all amendments and reports filed for the purpose of updating such description.

Our Internet address is http://www.ormat.com. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Ormat Technologies, Inc., 980 Greg Street, Sparks, Nevada 89431, (775) 356-9029, Attn: Connie Stechman. The website address in this prospectus supplement relating to Ormat is included for your information as an inactive textual reference only, and none of the content of our website is incorporated by reference into this prospectus supplement.

PROSPECTUS

$1,000,000,000

Ormat Technologies, Inc.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Warrants and

Units

The securities listed above, or any combinations thereof, are the securities that Ormat Technologies, Inc. may issue under this prospectus. At the time of each offering, we will provide you with more specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer these securities, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. The total offering price of the securities offered to the public will be limited to $1,000,000,000. We may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Ormat Technologies, Inc.’s common stock is quoted on the New York Stock Exchange under the symbol ‘‘ORA’’. As of January 13, 2006, the closing price of Ormat Technologies, Inc.’s common stock, quoted on the New York Stock Exchange, was $31.96. None of the other securities are currently publicly traded. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risk. You should read the risk factors beginning on page 6 of this prospectus and in other documents incorporated by reference in this prospectus before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 31, 2006

 ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, which we refer to as the ‘‘SEC’’, utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $1,000,000,000 or the equivalent thereof in one or more foreign currencies, including currency units or composite currencies.

This prospectus provides a general description of the securities that we may offer. Each time we sell securities, we will provide you with a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement will include a discussion of any risk factors and other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading ‘‘Where You Can Find More Information’’.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website or at the SEC’s public reference room mentioned under the heading ‘‘Where You Can Find More Information’’.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly to purchasers or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed ‘‘underwriters’’ within the meaning of the United States Securities Act of 1933, as amended, which we refer to as the ‘‘Securities Act’’.

All references in this prospectus to ‘‘Ormat’’, ‘‘the Company’’, ‘‘we’’, ‘‘us’’, ‘‘our Company", or ‘‘our’’ refer to Ormat Technologies, Inc. and its consolidated subsidiaries, except where it is clear that such terms refer to Ormat Technologies, Inc. only. ‘‘Ormat Industries’’ refers to Ormat Industries Ltd., the parent company of Ormat Technologies, Inc.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (‘‘$’’).

When you acquire any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. No one is authorized to provide you with different information. We are not offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

 NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus, the words ‘‘believe’’, ‘‘anticipate’’, ‘‘intend’’, ‘‘estimate’’, ‘‘expect’’, ‘‘will’’, ‘‘should’’, ‘‘may’’ and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

Specific factors that might cause actual results to differ from our expectations include, but are not limited to:

•	significant considerations and risks discussed in this prospectus;

•	operating risks, including equipment failures and the amounts and timing of revenues and expenses;

•	geothermal resource risk (such as the heat content of the reservoir, useful life and geological formation);

•	environmental constraints on operations and environmental liabilities arising from past or present operations, including the risk that we may not have, and in the future may be unable to procure, any necessary permits or other environmental authorizations;

•	project delays or cancellations;

•	reduction in revenues under our power purchase agreements with Southern California Edison Company as a result of a decline in the levels of short run avoided cost prices paid by Southern California Edison Company.

•	financial market conditions and the results of financing efforts;

•	political, legal, regulatory, governmental, administrative and economic conditions and developments in the United States and other countries in which we operate;

•	the enforceability of the long-term power purchase agreements for our projects;

•	contract counterparty risk;

•	weather and other natural phenomena;

•	impact of recent and future federal and state regulatory proceedings and changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and incentives for the production of renewable energy, changes in environmental and other laws and regulations to which our Company is subject, as well as changes in the application of existing laws and regulations;

•	current and future litigation;

•	our ability to successfully identify, integrate and complete acquisitions;

•	competition from other similar geothermal energy projects, including any such new geothermal energy projects developed in the future, and from alternative electricity producing technologies that may prevail at the time some of our power purchase agreements expire;

•	the effect of and changes in economic conditions in the areas in which we operate;

•	market or business conditions and fluctuations in demand for energy or capacity in the markets in which we operate;

•	the direct or indirect impact on our company’s business resulting from terrorist incidents or responses to such incidents, including the effect on the availability of and premiums on insurance; and

•	the effect of and changes in current and future land use and zoning regulations, residential, commercial and industrial development and urbanization in the area in which we operate.

 WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and filings that we will make after the date of filing the registration statement, which contains this prospectus, and prior to the effectiveness of such registration statement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended, which we refer to as the ‘‘Exchange Act’’, until we sell all of the securities that we have registered:

•	The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 28, 2005, as amended by the Form 10-K/A filed with the SEC on April 12, 2005;

•	The Company's Quarterly Reports on Form 10-Q, for the quarterly period ended March 31, 2005, filed with the SEC on May 13, 2005; for the quarterly period ended June 30, 2005, filed with the SEC on August 12, 2005, as amended by the Form 10-Q/A filed with the SEC on December 22, 2005; for the quarterly period ended September 30, 2005, filed with the SEC on November 14, 2005, as amended by the Form 10-Q/A filed with the SEC on December 22, 2005;

•	The Company's Current Reports on Form 8-K filed with the SEC on February 2, 2005, February 15, 2005, March 10, 2005, April 8, 2005, May 20, 2005, October 3, 2005, October 31, 2005, December 13, 2005 and December 21, 2005; and

•	The description of the Company’s common stock, par value $0.001 per share, and our preferred share purchase rights, under ‘‘Description of Capital Stock’’ in the Company’s Registration Statement on Form S-1 (File No. 333-177527) filed with the SEC on November 5, 2004, including all amendments and reports filed for the purpose of updating such description.

Our Internet address is http://www.ormat.com. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. You may also request a copy of these filings at no cost, by writing or telephoning us at the following address: Ormat Technologies, Inc., 980 Greg Street, Sparks, Nevada 89431, (775) 356-9029, Attn: Connie Stechman. The website address in this prospectus relating to Ormat is included for your information as an inactive textual reference only, and none of the content of our website is incorporated by reference into this prospectus.

ORMAT TECHNOLOGIES, INC.

Our Business

We are a leading vertically integrated company engaged in the geothermal and recovered energy power business. We design, develop, build, own and operate clean, environmentally friendly geothermal power plants, and we also design, develop and build, and plan to own and operate, recovered energy-based power plants, in each case using equipment that we design and manufacture. We conduct our business activities in two business segments. In our Electricity Segment, we develop, build, own and operate geothermal power plants in the United States and other countries and sell the electricity they generate. In our Products Segment, we design, manufacture and sell equipment for geothermal and recovered energy-based electricity generation, remote power units and other power generating units and provide services relating to the engineering, procurement, construction, operation and maintenance of geothermal and recovered energy power plants.

All of the projects that we currently own or operate produce electricity from geothermal energy sources. Geothermal energy is a clean and generally sustainable form of energy derived from the natural heat of the earth. Unlike electricity produced by burning fossil fuels, electricity produced from geothermal energy sources is produced without emissions of certain pollutants such as nitrogen oxide, and with far lower emissions of other pollutants such as carbon dioxide. Therefore, electricity produced from geothermal energy sources contributes significantly less to local and regional incidences of acid rain, and global warming than energy produced by burning fossil fuels. Geothermal energy is also an attractive alternative to other sources of energy as part of a national diversification strategy to avoid dependence on any one energy source or politically sensitive supply sources.

In addition to our geothermal energy power generation business, we have developed and continue to develop products that produce electricity from recovered energy or so-called ‘‘waste heat.’’ Recovered energy or waste heat represents residual heat that is generated as a by-product of gas turbine-driven compressor stations and in a variety of industrial processes, such as cement manufacturing, and is not otherwise used for any purpose. Such residual heat, that would otherwise be wasted, is captured in the recovery process and is used by recovered energy power plants to generate electricity without burning additional fuel and without emissions.

Our Executive Office

Our principal executive office is located at 980 Greg Street, Sparks, Nevada 89431. Our telephone number is (775) 356-9029.

 RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated:

	Nine Months Ended September 30, 2005	Year Ended December 31,
		2004	2003	2002	2001	2000
Ratio of earnings to fixed charges	1.79	1.56	3.07	3.33	1.15	3.07

For purposes of this calculation, ‘‘earnings’’ refers to the sum of (1) pre-tax income from continuing operations, (2) fixed charges, (3) distributed income of equity investees; less interest capitalized.

‘‘Fixed charges’’ means the sum of (1) interest expensed and capitalized, (2) amortized premiums, discounts and capitalized expenses related to indebtedness and (3) an estimate of the interest within rental expense.

As of the date of this prospectus, we have no preferred shares outstanding, and consequently, our ratio of earnings to preferred share dividends and our ratio of earnings to fixed charges would be identical.

 USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes and those of our consolidated subsidiaries, which may include financing possible acquisitions and repurchases of our common stock.

From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

RISK FACTORS

Investing in our securities involves risk. We will include a description of the material risks relating to an investment in our company and to the securities that we are offering in the prospectus supplement for those securities. Before making an investment decision, you should carefully consider the risks and other information we include under the heading "Risk Factors" in the applicable prospectus supplement to this prospectus or appearing in or incorporated by reference in this prospectus.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following summarizes certain material provisions of our senior debt indenture and our subordinated debt indenture that would be important to holders of debt securities. The following description is only a summary, may be supplemented in prospectus supplements, and is subject to, and qualified in its entirety by reference to, the terms and provisions of our senior debt indenture and our subordinated debt indenture which are exhibits to the registration statement which contains this prospectus.

Overview

We may issue senior or subordinated debt securities. Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

The senior debt securities will constitute part of our senior debt, will be issued under a senior debt indenture described below and will rank equally with all of our other unsecured and unsubordinated obligations.

The subordinated debt securities will constitute part of our subordinated debt, will be issued under a subordinated debt indenture described below and will be subordinate in right of payment to all of our ‘‘senior indebtedness’’, as defined in the subordinated debt indenture and as described below under ‘‘—Subordination Provisions—Senior Indebtedness’’. Neither indenture limits our ability to incur additional senior indebtedness.

In this prospectus, ‘‘debt securities’’ refers to both the senior debt securities and the subordinated debt securities.

We are a Holding Company

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization or otherwise, is subject to the prior claims of its creditors, except to the extent we may be recognized as a creditor of that subsidiary. Accordingly, our obligations under the debt securities will be effectively subordinated to all existing and future indebtedness and liabilities of our subsidiaries, and you, as holders of debt securities should look only to our assets for payment thereunder.

Indentures and Trustees

Our senior debt securities and our subordinated debt securities are each governed by a document called an indenture, the senior debt indenture, in the case of the senior debt securities, and the subordinated debt indenture, in the case of the subordinated debt securities. Each indenture is a contract between us and Union Bank of California, N.A. (‘‘UBOC’’), which acts as trustee. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.

Reference to the indenture or the trustee with respect to any debt securities means the indenture under which those debt securities are issued and the trustee under that indenture.

The trustee has two main roles:

•	First, the trustee can enforce your rights against us if we default on our obligations under the terms of the applicable indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described below under ‘‘—Default and Related Matters—Events of Default—Remedies if an Event of Default Occurs’’; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new holder if you sell them and sending you certain notices.

The indentures and their associated documents contain the full legal text of the matters summarized in this section. A copy of the form of senior debt indenture and the form of subordinated debt indenture appear as exhibits to our registration statement. See ‘‘Where You Can Find More Information’’ for information on how to obtain copies of the indentures.

Different Series of Debt Securities

We may issue as many distinct series of debt securities under either indenture as we wish. The provisions of each indenture allow us not only to issue debt securities with terms different from those of debt securities previously issued under that indenture, but also to ‘‘reopen’’ a previously issued series of debt securities and issue additional debt securities of that series.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. We discuss only the more important terms in this prospectus. Whenever we refer to the defined terms of the indentures in this prospectus or in a prospectus supplement, those defined terms are incorporated by reference here or in the prospectus supplement. You must look to the indentures for the most complete description of what we describe in summary form in this prospectus.

This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement. Those terms may vary from the terms described in this prospectus. The prospectus supplement will describe any differences with the material terms summarized here. The prospectus supplement relating to each series of debt securities will be attached to the front of this prospectus. There may also be a further prospectus supplement, known as a pricing supplement, which contains the precise terms of debt securities you are offered.

Tax Treatment of Original Issue Discount and Other Debt Securities

We may issue debt securities as original issue discount securities, which are securities that are offered and sold at a substantial discount to their stated principal amount and which may provide that, upon redemption or acceleration of maturity, an amount less than their principal amount will be payable. The prospectus supplement relating to original issue discount securities will describe the U.S. federal income tax consequences and other special considerations applicable to them. We may also issue debt securities as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, which may trigger special U.S. federal income tax, accounting and other consequences, all as described in more detail in the prospectus supplement relating to any of the particular debt securities.

A Prospectus Supplement and a Supplemental Indenture (If Required) Will Describe the Specific Terms of a Series of Debt Securities

The specific financial, legal and other terms particular to a series of debt securities will be described in the prospectus supplement, supplemental indenture (if required) and the pricing supplement relating to the series. The prospectus supplement and supplemental indenture (if required) relating to a series of debt securities will describe the following terms of the series:

•	the title of the series of debt securities;

•	whether it is a series of senior debt securities or a series of subordinated debt securities;

•	the aggregate principal amount of the series of debt securities and any limit thereon;

•	the person to whom interest on a debt security is payable, if that person is not a holder on the regular record date;

•	the date or dates on which the series of debt securities will mature;

•	the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

•	the rate or rates, which may be fixed, variable or indexed, per annum at which the series of debt securities will bear interest, if any, and the date or dates from which that interest, if any, will accrue;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities is payable;

•	the dates on which interest, if any, on the series of debt securities will be payable and the regular record dates for the interest payment dates;

•	any mandatory or optional sinking funds or analogous provisions or provisions for redemption at our option or the option of the holder;

•	the date, if any, on or after which and the price or prices at which the series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions, if any;

•	if the debt securities may be converted into securities or other property (including shares of our common stock or preferred shares or any other of our securities) other than the debt securities of the same series and of like tenor, the terms on which such conversion, issuance or payment may occur, including whether such conversion, issuance or payment is in addition to, or in lieu of, any payment of principal or other amount and whether such conversion, issuance or payment is at our option or otherwise;

•	whether the debt securities are subject to mandatory or optional remarketing or other mandatory or optional resale provisions, and, if applicable, the date or period during which a resale may occur, any conditions to the resale and any right of a holder to substitute securities for the securities subject to resale;

•	the denominations in which the series of debt securities will be issuable, including if other than in denominations of $1,000 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of the series of debt securities which will be payable upon the declaration of acceleration of the maturity of that series of debt securities;

•	the currency or currencies, including currency units or composite currencies, of payment of principal, premium, if any, and interest on the series of debt securities and any special considerations relating to that currency or those currencies;

•	if the currency or currencies, including currency units or composite currencies, of payment for principal, premium, if any, and interest on the series of debt securities is subject to our or a holder’s election, the currency or currencies in which payment can be made and the period within which, and the terms and conditions upon which, the election can be made;

•	any index, formula or other method used to determine the amount of payment of principal or premium, if any, and interest, if any, on the series of debt securities;

•	the applicability of the provisions described below under ‘‘—Restrictive Covenants’’ and ‘‘—Defeasance’’;

•	any event of default under the series of debt securities if different from those described below under ‘‘—Default and Related Matters—Events of Default—What Is an Event of Default?’’;

•	if the series of debt securities will be issuable only in the form of a global security, as described below under ‘‘—Legal Ownership—Global Securities’’, the depositary or its nominee with respect to the series of debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

•	if applicable, a discussion of U.S. federal income tax considerations applicable to specific debt securities;

•	any proposed listing of the series of debt securities on any securities exchange; and

•	any other special feature of the series of debt securities.

Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series described in the applicable prospectus supplement and any supplemental indenture.

Legal Ownership

Street Name and Other Indirect Holders

We generally will not recognize investors who hold debt securities in accounts at banks or brokers, i.e. in ‘‘street name’’, as legal holders of debt securities. Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you are responsible for checking with your own institution to find out:

•	how it handles securities payments and notices;

•	how it would handle a request for the holders’ consent if ever required;

•	whether it imposes fees or charges;

•	how it would handle voting if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, which means those who are registered as holders of debt securities. As noted above, we will not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder, we will have no further responsibility for that payment even if that registered holder is legally required to pass the payment along to you as a street name holder but does not do so.

Global Securities

What Is a Global Security?    A global security is a special type of indirectly held security, as described above under ‘‘—Legal Ownership—Street Name and Other Indirect Holders’’.

If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

Any person wishing to own a debt security included in the global security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement will indicate whether your series of debt securities will be issued only in the form of global securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize this type of investor as a registered holder of debt securities and instead deal only with the depositary that holds the global security.

If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

•	you cannot get debt securities registered in your own name except in certain limited circumstances as described below under ‘‘—Legal Ownership—Global Securities—Special Situations When Global Security Will Be Cancelled’’;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See ‘‘—Legal Ownership—Street Name and Other Indirect Holders’’;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

Special Situations When Global Security Will Be Cancelled. In a few special situations described below, the global security will be cancelled and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder.

The special situations for cancellation of a global security are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary;

•	when we notify the trustee that we wish to cancel (subject to the procedures of the depositary) the global security; or

•	when an event of default on the debt securities has occurred and has not been cured.

Defaults are discussed later under ‘‘—Default and Related Matters’’.

The prospectus supplement may also list additional situations for cancellation of a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security is cancelled, the depositary, not we nor the trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

In the remainder of this description, ‘‘you’’ means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled ‘‘—Legal Ownership—Street Name and Other Indirect Holders’’.

Overview of the Remainder of this Description

The remainder of this description summarizes:

•	additional mechanics relevant to our debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

•	your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;

•	subordination provisions in the subordinated debt indenture that may prohibit us from making payments on those securities;

•	a particular series of debt securities may have additional, fewer or different restrictive covenants;

•	situations in which we may invoke the provisions relating to defeasance;

•	your rights if we default or experience other financial difficulties;

•	conversion or exchange rights;

•	redemption;

•	reopenings; and

•	our relationship with the trustee.

Additional Mechanics

Form, Exchanges and Transfer of our Debt Securities

Form. The debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless otherwise indicated in the applicable prospectus supplement and any supplemental indenture, in denominations that are integral multiples of $1,000.

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may not exchange your debt securities for securities of a different series or having different terms, unless your prospectus supplement says you may.

Exchanges and Transfers. You may exchange or transfer debt securities at the office of the trustee. You may also replace lost, stolen, destroyed or mutilated debt securities at that office. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered direct holders is called the ‘‘security registrar’’. It will also register transfers of the debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

We will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day, called the regular record date, in advance of each due date for interest, even if you no longer own the debt security on the interest due date. The regular record date is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller.

We will pay interest, principal and any other money due on the debt securities at the office as we may designate at various times. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how you will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for any particular series of debt securities.

Notices

We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee’s records.

Unclaimed Payments

Regardless of whom acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to us. After that one-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other company or firm must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under United States federal law, and it must agree to be legally responsible for the debt securities.

•	The consolidation, merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

•	Where the consolidation, merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders, we or the successor company must take such steps necessary to secure the debt securities equally and ratably with all indebtedness secured thereby.

Modification and Waiver

There are four types of changes we can make to either indenture and the applicable series of debt securities issued under that indenture.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of these types of changes:

•	change to the payment due date of the principal or interest on a debt security;

•	reduction of any amounts due on a debt security;

•	reduction of the amount of principal payable upon acceleration of the maturity of a debt security, including the amount payable on an original issue discount security, following a default;

•	change to the place or currency of payment on a debt security;

•	impairment of your right to sue for payment of any amount due on your debt security;

•	impairment of any right that you may have to exchange or convert the debt security for or into other securities or property;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to modify or amend the applicable indenture;

•	reduction of the percentage of direct holders of debt securities whose consent is needed to waive our compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modification of any other aspect of the provisions dealing with modification and waiver of the applicable indenture.

Changes Requiring a Majority Vote. The second type of change to a particular indenture and the debt securities is the kind that requires a vote in favor by direct holders of debt securities owning a majority of the principal amount of each series affected thereby. Most changes, including waivers, as described below, fall into this category, except for changes noted above as requiring the approval of the holders of each security affected thereby, and, as noted below, changes not requiring approval.

Each indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the applicable indenture which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the applicable indenture of the holders of securities of any other series.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes referenced in our indentures that would not adversely affect holders of the debt securities.

Changes by Waiver Requiring a Majority Vote. Fourth, we need the approval of direct holders of senior debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of certain of the restrictive covenants. We also need such majority approval to obtain a waiver of any past default, except a default of the payment of principal, premium (if any) or interest, as described in the first two categories described below under ‘‘—Default and Related Matters—Events of Default’’.

Modification of Subordination Provisions. In addition, we may not modify the subordination provisions of the subordinated debt indenture in a manner that would adversely affect the outstanding subordinated debt securities of any one or more series in any material respect without the consent of the direct holders of a majority in aggregate principal amount of each affected series.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default;

•	for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the applicable prospectus supplement; or

•	for debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described below under ‘‘—Defeasance—Full Defeasance’’.

We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In some circumstances, the trustee will be entitled to set a record date for action by direct holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are direct holders of outstanding securities of that series on the record date and must be taken within 90 days following the record date.

If you are a street name holder or other indirect holder, you should consult your bank or broker for information on how you may grant or deny approval if we seek to change an indenture or the debt securities or request a waiver.

Subordination Provisions

Direct holders of subordinated debt securities must recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness, as defined in the subordinated debt indenture, including all debt securities we have issued and will issue under the senior debt indenture.

Senior Indebtedness

Under the subordinated debt indenture, ‘‘senior indebtedness’’ includes all of our obligations to pay principal, premium, if any, interest, penalties, fees and other charges:

•	for borrowed money;

•	in the form of or evidenced by securities, notes, debentures, bonds or similar instruments, including obligations incurred in connection with our purchase of property, assets or businesses;

•	under capital leases;

•	under letters of credit and bankers’ acceptances;

•	issued or assumed in the form of a deferred purchase price of property or services, such as master leases;

•	under swaps and other hedging arrangements; and

•	pursuant to our guarantee of another entity’s obligations and all dividend obligations guaranteed by us.

The following types of our indebtedness will not rank senior to the subordinated debt securities:

•	indebtedness incurred in the form of trade accounts payable or accrued liabilities arising in the ordinary course of business, including liabilities under reinsurance and retrocessional agreements;

•	indebtedness which, by its terms, expressly provides that it does not rank senior to the subordinated debt securities;

•	indebtedness we owe to a subsidiary of ours; and

•	indebtedness we owe to any trust or a trustee of such trust, partnership or other entity affiliated with us, which is our financing vehicle unless the terms of that indebtedness expressly provide otherwise.

Payment Restrictions on our Subordinated Debt

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, assignment for creditors or other similar proceedings or events involving us or our assets; or

•	(a) in the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any senior indebtedness beyond any applicable grace period, (b) in the event that any event of default with respect to any senior indebtedness has occurred and is continuing, permitting the direct holders of that senior indebtedness (or a trustee) to accelerate the maturity of that senior indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either (a) or (b), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (c) in the event that any judicial proceeding is pending with respect to a payment default or event of default described in (a) or (b).

If the trustee under the subordinated debt indenture or any direct holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the direct holders will have to repay that money to the direct holders of the senior indebtedness.

Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated debt indenture and the direct holders of that series can take action against us, but they will not receive any money until the claims of the direct holders of senior indebtedness have been fully satisfied.

Restrictive Covenants

General

We have made certain promises in each indenture called covenants where, among other things, we promise to maintain our corporate existence and all licenses and material permits necessary for our business.

We will describe any additional restrictive covenants for any series of debt securities in the relevant prospectus supplement.

Defeasance

The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the applicable prospectus supplement.

Full Defeasance

We can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities money or U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	there must be a change in current U.S. federal income tax law or a U.S. Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. (Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.);

•	we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

•	the full defeasance must not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased may occur and be continuing on the date of such deposit (other than an Event of Default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities concurrently with such incurrence) and no bankruptcy proceeding may occur and be continuing at any time during the period ending on the 90th day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of such deposit; and

•	in the case of the subordinated debt securities, the following requirements must also be met:

•	no event or condition may exist that, under the provisions described above under ‘‘—Subordination Provisions’’, would prevent us from making payments of principal, premium or interest on those subordinated debt securities on the date of the deposit referred to above or during the 90 days after that date; and

•	we must deliver to the trustee an opinion of counsel to the effect that (a) the trust funds will not be subject to any rights of direct holders of senior indebtedness and (b) after the 90-day period referred to above, the trust funds will not be subject to any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, except that if a court were to rule under any of those laws in any case or proceeding that the trust funds remained our property, then the relevant trustee and the direct holders of the subordinated debt securities would be entitled to some enumerated rights as secured creditors in the trust funds.

If we accomplish full defeasance, as described above, you will have to rely solely on the trust deposit for repayment on the debt securities. In addition, in the case of subordinated debt securities, the provisions described above under ‘‘—Subordination Provisions’’ would not apply. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance

Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from the restrictive covenants listed below in the debt securities without causing tax consequences to you. This type of release is called covenant defeasance. If we ever did accomplish covenant defeasance, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	we must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

•	we must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves;

•	the covenant defeasance must not result in a breach or violation of, or constitute a default under the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound; and

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the incurrence of indebtedness all or a portion of the proceeds of which will be used to defease the debt securities concurrently with such incurrence) and no bankruptcy proceeding will have occurred and be continuing at any time during the period ending on the 90th day after the date of such deposit or, if longer, ending on the day following the expiration of the longest preference period applicable to us in respect of such deposit.

If we accomplish covenant defeasance, the following provisions, among others, of the indentures and the debt securities would no longer apply:

•	any covenants applicable to the series of debt securities and described in the prospectus supplement;

•	the condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under ‘‘—Special Situations—Mergers and Similar Events’’; and

•	the events of default relating to breach of covenants, described below under ‘‘—Default and Related Matters—Events of Default—What Is an Event of Default?’’.

In addition, in the case of subordinated debt securities, the provisions described above under ‘‘—Subordination Provisions’’ will not apply if we accomplish covenant defeasance.

If we accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurs, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default and Related Matters

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means that you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our debt obligations and therefore they rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities are subordinate and junior in right of payment to all of our senior indebtedness, as defined in the subordinated debt indenture and as described above under ‘‘—Subordination Provisions’’.

Events of Default

You will have special rights if an event of default occurs and is not cured or waived, as described below in this subsection.

What Is an Event of Default?    The term ‘‘event of default’’ means any of the following:

•	we do not pay the principal or any premium on a debt security on its due date;

•	we do not pay interest on a debt security within 30 days of its due date;

•	we do not deposit money into a separate custodial account, known as a sinking fund, when such deposit is due, if we agree to maintain any such sinking fund;

•	we remain in breach of any covenant or warranty of the applicable indenture for 60 days after we receive a notice of default stating we are in breach and requiring us to remedy that default or breach; the notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

•	we default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $50,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness now exists or shall hereafter be created;

•	we file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur; or

•	any other event of default described in the prospectus supplement occurs.

Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured or waived, the trustee or the direct holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount, or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected debt security, of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series. If you are the holder of a subordinated debt security, all remedies available to you upon the occurrence of an event of default under the subordinated debt indenture will be subject to the restrictions on the subordinated debt securities described above under ‘‘—Subordination Provisions’’, subject to applicable law and certain terms of the indenture.

You should refer to the prospectus supplement relating to any series of debt securities that are original issue discount securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of original issue discount securities upon the occurrence of an event of default and its continuation.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indentures at the request of any holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an indemnity. If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the applicable indenture with respect to the debt securities of that series.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•	the direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice; and

•	the trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date.

If you are a street name holder or other indirect holder, you should consult your bank or your broker for information on how to give notice or direction to or make a request of the trustee and to make or cancel a declaration of acceleration.

We will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities issued under it, or else specifying any default.

Conversion or Exchange

The terms on which debt securities of any series are convertible into or exchangeable for shares of our common stock or other securities or property of ours or of third parties will be set forth in the applicable prospectus supplement and any supplemental indenture. These terms will include:

•	the conversion or exchange price, or manner for calculating such a price;

•	the exchange or conversion period; and

•	whether the conversion or exchange is mandatory, at the option of the holder, or at our option.

The terms may also include calculations pursuant to which the number of shares of our or a third party’s common stock or other securities or property to be received by the holders of debt securities would be determined according to the market price of our common stock or other securities or property of ours or of third parties as of a time stated in the prospectus supplement. The conversion or exchange price of any debt securities of any series that is convertible into our common stock may be adjusted for any share dividends, bonus issues, stock splits, subdivisions, reclassification, combinations or similar transactions, in each case as we may describe in the applicable prospectus supplement.

Redemption

Unless we state otherwise in an applicable prospectus supplement and any supplemental indenture, debt securities will not be subject to any sinking fund.

If we issue redeemable debt securities, the dates and terms on which those securities are mandatorily or optionally redeemable will be set forth in the applicable prospectus supplement and any supplemental indenture. If a series of debt securities is redeemable, the redemption price for any debt security that we redeem will equal 100% of the principal amount plus any accrued and unpaid interest up to, but excluding, the redemption date, unless otherwise specified in the applicable prospectus supplement and any supplemental indenture.

Reopenings

The provisions of each indenture allow us to ‘‘reopen’’ a series of our debt securities. This means that we can increase the principal amount of a series of our debt securities by selling additional debt securities with the same terms. We may do so without notice to the existing holders of debt securities of that series. However, any new debt securities of this kind may begin to bear interest at a different date and they may be offered or sold at prices that are different from the original offering or sale of the same series of debt securities depending on then prevailing market conditions.

Governing Law; Submission to Jurisdiction

The indentures are, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York. We will submit to the jurisdiction of the United States federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with our debt securities and the indentures.

Our Relationship with the Trustee

The trustee under our senior indenture and our subordinated indenture is UBOC. We and our subsidiaries maintain banking and other service relationships with UBOC.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summarizes certain material provisions of our Certificate of Incorporation, By-laws and applicable provisions of Delaware law that are important to holders of shares of our common stock. The following description is only a summary, may be supplemented in prospectus supplements and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Certificate of Incorporation and By-laws and other agreements which are exhibits to the registration statement which contains this prospectus.

Authorized Capital

Our Certificate of Incorporation provides that our authorized capital stock will consist of an aggregate number of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which our board of directors has designated 500,000 shares as Series A Junior Participatory Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. See ‘‘—Provisions of Our Certificate of Incorporation and By-laws, Rights Plan and Delaware Law that May Have an Anti-Takeover Effect-Rights Plan’’ below. As of January 12, 2006, 31,562,496 shares of our common stock were issued and outstanding, of which 24,374,996 were owned by our parent company, Ormat Industries, Ltd. In addition, 247,500 shares of our common stock have been reserved for issuance upon exercise of outstanding options and 1,002,500 shares of our common stock have been reserved for additional issuance under our 2004 Incentive Compensation Plan.

Common Stock

Voting. The holders of our common stock are entitled to one vote for each outstanding share of common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Stockholders are not entitled to vote cumulatively for the election of directors.

Dividend Rights. Subject to the dividend rights of the holders of any outstanding series of preferred stock, holders of our common stock are entitled to receive ratably such dividends and other distributions of cash or any other right or property as may be declared by our board of directors out of our assets or funds legally available for such dividends or distributions.

Liquidation Rights. In the event of any voluntary of involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Conversion, Redemption and Preemptive Rights. Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.

Preferred Stock

As noted above, the rights, preferences and privileges of holders of our common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that our Certificate of Incorporation authorizes our board of directors, subject to limitations prescribed by law, to issue up to 5,000,000 shares of preferred stock in one or more series without further stockholder approval. The board will have discretion to determine the rights, preferences, privileges and restrictions of, including, without limitation, voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of, and to fix the number of shares of, each series of our preferred stock.

Our board of directors has designated 500,000 shares of our preferred stock as Series A Junior Participatory Preferred Stock for issuance in connection with the exercise of our preferred share purchase rights. Although our board of directors has no intention at the present time of doing so, it could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. See ‘‘—Rights Plan’’ below.

Limitations on Directors’ and Officers’ Liability

Section 102(b)(7) of the Delaware General Corporation Law, which we refer to as the "DGCL", permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation contains a provision that provides for such limitation of liability. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company, subject to certain limitations. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. As permitted by Section 145 of the DGCL, our By-laws provide that the Company has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the Company, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

In addition, the Company has entered into separate indemnification agreements with certain of its directors and officers that provide indemnification to its directors and officers under certain circumstances for acts or omissions, which may not be covered by directors and officers liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company also maintains standard policies of insurance under which coverage is provided to its directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the Company.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our Certificate of Incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Issuance of Stock

No shares of stock of the Company will be issued unless authorized by our board of directors, which authorization will include the maximum number of shares to be issued and the consideration to be received for each share.

Provisions of Our Certificate of Incorporation and By-laws, Rights Plan and Delaware Law that May Have an Anti-Takeover Effect

Certificate of Incorporation and By-laws

Certain provisions in our Certificate of Incorporation and By-laws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Classified Board of Directors. Our Certificate of Incorporation provides that the number of directors is fixed by our board of directors. Other than directors elected by the holders of any series of preferred stock or any other series or class of stock (except common stock), our directors are divided into three classes. Each class consists as nearly as possible of an equal number of directors. Currently, the terms of office for the three classes of directors expire, respectively, at our annual meetings in 2006, 2007 and 2008. The term of the successors of each class of directors expires three years from the year of election. Directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. To amend or repeal the provisions providing for our classified board of directors in our Certificate of Incorporation and By-laws, the affirmative vote of the holders of at least 75% of the then outstanding shares of capital stock entitled to vote is required.

Special Meetings. Our Certificate of Incorporation and By-laws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the President, our board of directors, the holders of not less than a majority of all of the outstanding shares of the corporation entitled to vote at the meeting or, at any time that Ormat Industries (or a certain transferee of Ormat Industries) owns at least 20% of the then outstanding shares of our common stock, by Ormat Industries (or such transferee). Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by us. Our By-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

The foregoing proposed provisions of our Certificate of Incorporation and By-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Rights Plan

Pursuant to our rights agreement with American Stock Transfer & Trust Company, as rights agent, each holder of our common stock has the right (which we refer to, collectively, as the "rights") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock for each share of common stock owned by each such holder for $80.00, subject to adjustment. Our rights initially trade with, and are inseparable from, our common stock. Our rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of common stock we issue until the date on which the rights are distributed as described below. The rights will generally become exercisable ten days following a public announcement that a person or group of affiliated or associated persons (which we refer to as an "acquiring person") has acquired beneficial ownership of 15% or more of the voting power of all of our outstanding capital stock or ten business days, or such later date as may be determined by our board of directors prior to such time as any person or group becomes an acquiring person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the voting power of all of our outstanding capital stock. In the event that, at any time after a person has become an acquiring person, we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power is sold, proper provision will be made so that each holder of rights will thereafter have the right to receive, upon the exercise thereof, at the then current exercise price of the rights, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the rights. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of rights, other than the rights beneficially owned by the acquiring person, which will thereafter be void, will have the right to receive upon exercise, instead of shares of Series A Junior Participating Preferred Stock, that number of shares of common stock having a market value of two times the exercise price of the rights. The rights have the right to vote once exercised, expire in 2014 and may be redeemed by us, at the discretion of our board of directors, in whole, but not in part, at a price of $.001 per right at any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the voting power of all of our outstanding capital stock, unless extended.

We cannot redeem shares of Series A Junior Participating Preferred Stock purchasable upon the exercise of the rights. Each share of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock whenever such dividend is declared. In the event of liquidation, the holders of Series A Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series

A Junior Participating Preferred Stock will have 100 votes, voting together with the holders of the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A Junior Participating Preferred Stock will be entitled to receive 100 times the amount received per share of common stock.

Our board of directors may adjust the purchase price of Series A Junior Participating Preferred Stock, the number of shares of Series A Junior Participating Preferred Stock issuable, and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our Series A Junior Participating Preferred Stock. No adjustments to the purchase price of our Series A Junior Participating Preferred Stock of less than 1% will be made.

The purpose of the rights plan is to encourage potential acquirors to negotiate with our board of directors prior to attempting a takeover and to give the board leverage in negotiating on behalf of the stockholders the terms of any proposed takeover. The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most circumstances. Accordingly, the existence of the rights plan may deter a potential acquiror from making a takeover proposal or tender offer for an outstanding common stock. The rights should not interfere with any merger or other business combination approved by our board of directors as we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

The terms of our rights agreement may be amended by our board of directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.

    Delaware Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any ‘‘business combination’’ (as defined below) with any ‘‘interested stockholder’’ (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the Delaware General Corporation Law defines ‘‘business combination’’ to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an ‘‘interested stockholder’’ as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Listing

Our common stock is quoted on the New York Stock Exchange under the trading symbol ‘‘ORA.’’

Transfer Agent

Our registrar and transfer agent for all common stock is American Stock Transfer & Trust Company, 58 Maiden Lane, New York, New York 10038.

 DESCRIPTION OF WARRANTS WE MAY OFFER

The following information outlines the material provisions of each warrant agreement, the warrants and the warrant certificates. This information is only a summary and is qualified entirely by reference to the relevant warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in the relevant prospectus supplement. If so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.

General

We may issue warrants for the purchase of our debt securities or common stock. Warrants may be issued independently or together with debt securities or common stock, and may be attached to or separate from those securities.

Each series of warrants will be evidenced by certificates issued under a separate warrant agreement to be entered into between us and a bank, as warrant agent, selected by us with respect to such series, having its principal office in the U.S. and having combined capital and surplus of at least $50,000,000.

The relevant prospectus supplement relating to a series of warrants will mention the name and address of the warrant agent. The relevant prospectus supplement will describe the terms of the warrant agreement and the series of warrants in respect of which this prospectus is being delivered, including:

•	the title of such warrants;

•	the offering price and aggregate number of warrants offered;

•	the currency in which the price of such warrants will be payable;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	the date which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities that can be purchased upon exercise of one warrant, and the price and currency for purchasing those debt securities upon exercise and, in the case of warrants to purchase common stock, the number of shares of common stock that can be purchased upon the exercise of one warrant, and the price and currency for purchasing such shares upon exercise;

•	the terms of any rights to redeem or call or accelerate the expiration of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire and, if the warrants are not continuously exercisable, any dates on which the warrants are not exercisable;

•	certain federal income tax consequences of holding or exercising those warrants;

•	whether the warrants or related securities will be listed on any securities exchange;

•	the terms of the securities issuable upon exercise of those warrants;

•	whether the warrants will be issued in global or certificated form; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, of the warrants.

Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for transfer registration, and may be exercised at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement. If the warrants are not separately transferable from the securities with which they were issued, this exchange may take place only if the certificates representing such related securities are also exchanged. Prior to warrant exercise, warrantholders will not have any rights as holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase any common stock, the right to receive any dividends, or payments upon any liquidation, dissolution or winding up of the Company or to exercise any voting rights.

Where appropriate, the applicable prospectus supplement will describe the U.S. federal income tax considerations relevant to the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities specified in the relevant prospectus supplement at the exercise price mentioned in, or calculated as described in, the relevant prospectus supplement. Unless otherwise specified in the relevant prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date mentioned in that prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised by delivery of the warrant certificate representing the warrants to be exercised, or in the case of global securities by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the relevant prospectus supplement, of the required purchase amount. The information required to be delivered will be on the reverse side of the warrant certificate and in the relevant prospectus supplement. Upon receipt of such payment and the warrant certificate or exercise notice properly executed at the warrant agent’s corporate trust office or any other office indicated in the relevant prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

If mentioned in the relevant prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.

Antidilution Provisions

In the case of warrants to purchase shares of our common stock, the exercise price payable and the number of shares of our common stock to be purchased upon warrant exercise may be adjusted in certain events, including:

•	the issuance of a stock dividend to holders of our common stock or a combination, subdivision or reclassification of common stock;

•	the issuance of rights, warrants or options to all holders of common stock entitling them to purchase common stock for an aggregate consideration per share less than the current market price per common stock share;

•	any distribution to our common stockholders of evidences of our indebtedness or of assets, excluding cash dividends or distributions referred to above; and

•	any other events mentioned in the relevant prospectus supplement.

No adjustment in the number of shares purchasable upon warrant exercise will be required until cumulative adjustments require an adjustment of at least 1% of such number. No fractional shares will be issued upon warrant exercise, but we will pay the cash value of any fractional shares otherwise issuable.

Modification

We and the relevant warrant agent may amend any warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement, without any such warrantholder’s consent, for the purpose of:

•	curing any ambiguity, any defective or inconsistent provision contained in the warrant agreement, or making any other corrections to the warrant agreement that are not inconsistent with the provisions of the warrant certificates and which do not adversely affect the warrant holders’ interests or rights in any material respect;

•	evidencing the succession of another corporation to Ormat and their assumption of Ormat’s covenants contained in the warrant agreement and the warrants;

•	appointing a successor depositary, if the warrants are issued in the form of global securities; evidencing a successor warrant agent’s acceptance of appointment with respect to the warrants;

•	adding to our covenants for the warrantholders’ benefit or surrendering any right or power conferred upon us under the warrant agreement; or

•	issuing warrants in definitive form, if such warrants are initially issued in the form of global securities.

We and the warrant agent may also amend any warrant agreement and the related warrants by a supplemental agreement with the consent of the holders of a majority of the unexercised warrants such amendment affects, for the purpose of adding, modifying or eliminating any of the warrant agreement’s provisions or of modifying the holders’ rights. However, no such amendment that

•	changes the number or amount of securities purchasable upon warrant exercise so as to reduce the number of securities receivable upon this exercise;

•	shortens the time period during which the warrants may be exercised;

•	otherwise adversely affects the exercise rights of such warrantholders in any material respect; or

•	reduces the number of unexercised warrants the consent of holders of which is required for amending the warrant agreement or the related warrants may be made without the consent of each holder affected by that amendment.

Consolidation, Merger and Sale of Assets

Each warrant agreement will provide that we are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another company or firm, or to buy or lease substantially all of the assets of another company or firm. However, we may not take any of these actions unless the following conditions, among others, are met:

•	Where we merge out of existence or sell or lease substantially all our assets, the other company or firm must be a corporation, partnership or trust organized under the laws of a State of the United States or the District of Columbia or under United States federal law, and it must agree to be legally responsible for the warrants.

•	The consolidation, merger, sale of assets or other transaction must not cause a default on the warrants, and we must not already be in default, unless the transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company (so long as it otherwise qualifies under the warrant agreement to act as warrant agent) may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or of any other warrantholder, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, that warrant.

Replacement of Warrant Certificates

We will replace any destroyed, lost, stolen or mutilated warrant certificate upon delivery to us and the relevant warrant agent of evidence satisfactory to them of the ownership of that warrant certificate and of the destruction, loss, theft or mutilation of that warrant certificate, and (in the case of mutilation) surrender of that warrant certificate to the relevant warrant agent, unless we or the warrant agent has received notice that the warrant certificate has been acquired by a bona fide purchaser. That warrantholder will also be required to provide indemnity satisfactory to the relevant warrant agent and us before a replacement warrant certificate will be issued.

Title

We, the warrant agents and any of their agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

 DESCRIPTION OF UNITS WE MAY OFFER

The following summarizes the material provisions of the units that we may issue from time to time and which are important to holders of units. The applicable prospectus supplement will state whether any of the generalized provisions summarized below do not apply to the units being offered and it will provide any additional provisions applicable to the units being offered, including their tax treatment. The following description is only a summary and is subject to, and qualified in its entirety by reference to the terms and provisions of the form of unit agreement to be filed as an exhibit to the registration statement which contains this prospectus.

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the unit agreements.

 PLAN OF DISTRIBUTION

We may offer and sell the securities from time to time as follows:

•	to or through underwriters or dealers;

•	directly to other purchasers;

•	through designated agents; or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

In some cases, we may also repurchase the securities and reoffer them to the public by one or more of the methods described above. This prospectus and the applicable prospectus supplement may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The securities, including securities issued or to be issued by us or securities borrowed from third parties in connection with arrangements under which we agree to issue securities to underwriters or their affiliates on a delayed or contingent basis, that we distribute by any of these methods may be sold to the public, in one or more transactions, at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire securities of us to be issued on a delayed or contingent basis.

We may solicit, or may authorize underwriters, dealers or agents to solicit, offers to purchase securities directly from the public from time to time, including pursuant to contracts that provide for payment and delivery on future dates. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents and will describe the material terms of any such delayed delivery arrangements, in that offering. Agents may be deemed to be ‘‘underwriters’’ as that term is defined in the Securities Act.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions they receive from us, and any profit on the resale of the securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received will be described, in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment.

Unless otherwise specified in the applicable prospectus supplement, each series of the securities will be a new issue with no established trading market, other than the common stock. Any shares of common stock sold pursuant to a prospectus supplement will be trading on the New York Stock Exchange, subject to official notice of issuance. We may elect to list any of the other securities on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the securities.

If dealers are utilized in the sale of the securities, we will sell the securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable prospectus supplement.

We may enter into agreements with underwriters, dealers and agents who participate in the distribution of the securities which may entitle these persons to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price stated in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date. These contracts will be subject to only those conditions stated in the prospectus supplement, and the prospectus supplement will state the commission payable to the solicitor of such offers.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or solicit an offer to buy any securities in any jurisdiction where the offer or sale is not permitted.

Underwriters, dealers and agents, and their respective affiliates and associates, may engage in transactions with or perform services for us, or be customers of ours, in the ordinary course of business.

 VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Chadbourne & Parke LLP, New York, New York.

 EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

3,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

April 4, 2006

Joint Book-Running Managers

LEHMAN BROTHERS

GOLDMAN, SACHS & CO.

Joint Lead Manager

CITIGROUP

HSBC

RBC CAPITAL MARKETS

DUNDEE SECURITIES